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                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

          AGREEMENT made as of this 31st day of July, 2002, by and among AIRBORNE NACELLE SERVICES INC., a corporation organized and existing under the laws of Arkansas ("Buyer"), AEROCELL STRUCTURES, INC., a corporation organized and existing under the laws of Arkansas ("Seller"), and TIMCO AVIATION SERVICES, INC., a corporation organized and existing under the laws of Delaware ("TIMCO").

                                    RECITALS:

          Seller is a wholly-owned subsidiary of TIMCO. Seller is engaged in the business of the repair and overhaul of airframe components, bonded components and structural assemblies for all commercial (including, but not limited to, commercial and regional airlines and business aircraft) and military aircraft (the "Business"). Seller desires to sell, and Buyer desires to acquire, the property and operating assets of Seller used in the Business, upon the terms and conditions set forth herein.

          IN CONSIDERATION of the mutual covenants, agreements, representations and warranties set forth herein, and in reliance thereon, Buyer and Seller agree as follows:

                             SECTION 1. DEFINITIONS

          The capitalized and certain other terms used herein shall have the meanings ascribed to them in Schedule 1 to this Agreement.

                       SECTION 2. THE PROPOSED TRANSACTION

          2.1 Assets To Be Acquired. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, on and as of the Closing Date, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire all of Seller's right, title and interest in and to the Purchased Assets, as the same shall exist as of the Closing Date (excluding the Excluded Assets listed in Section 2.2), including without limitation:

               (a) unapplied cash and cash deposits which relate to the Business;

               (b) all trade Accounts Receivable;

               (c) all Inventory;

               (d) all Equipment, a list of which is set forth in Schedule
2.1(d);

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               (e) all Real Property, a list of which is set forth in Schedule
2.1(e);

               (f) all Intellectual Property of Seller, including, without limitation, that listed in Schedule 2.1(f), including, without limitation, the name "Aerocell Structures," together with the goodwill associated therewith and symbolized thereby; and any licenses (whether to or from Seller) relating to the Intellectual Property used in the operation of the Business and all income, royalties, damages and payments due or payable with respect to Seller's Intellectual Property at any time on or after the Closing Date, including, without limitation, damages and payments for infringements or misappropriations thereof throughout the world after the Closing Date; and all rights of Seller in and to, including rights to enforce the terms of, confidentiality agreements and non-competition agreements of, and any agreements relating to the assignment of Intellectual Property made by, prior and present employees of Seller, if, and to the extent that, the same exist and are enforceable, and any such agreements with any other Person with respect to the Intellectual Property;

               (g) all Technical Information;

               (h) all Computer Software Assets, including, without limitation, that listed in Schedule 2.1(h);

               (i) those Prepaid Expenses listed in Schedule 2.1(i);

               (j) all Contracts listed on Schedule 4.16(a) and Leases listed on
Schedule 4.12(b);

               (k) all Open Orders;

               (l) all Permits, a list of which is set forth in Schedule 2.1(l);

               (m) those Books and Records listed on Exhibit "C", all property, records and copies of personnel records of employees who become Hired Employees, and all office supplies and the right to receive and retain mail and other communications relating to the Business;

               (n) all certifications, ratings, listings and similar benefits held by Seller from any product or quality control certification organization and all systems and manuals related thereto;

               (o) all memberships of Seller relating to the Business in, and all rights as a member of, the industry, trade, civic, social and other associations, organizations and clubs listed in Schedule 2.1(o); and

               (p) all other assets (including causes of action, rights of action, contract rights and warranty and product liability claims against third parties) relating to the Purchased Assets or the Business.

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          2.2 Excluded Assets. Notwithstanding Section 2.1, the following assets shall be excluded from this Agreement and shall not be sold, conveyed, assigned, transferred or delivered to Buyer pursuant hereto; and the value of such Excluded Assets shall not be taken into account in the determination of the Purchase Price pursuant to Section 2.4:

               (a) Any insurance policies maintained by Seller with respect to the Business and any prepaid insurance expenses;

               (b) Any intercompany deposits with Seller and intercompany receivables from Seller or an Affiliate of Seller;

               (c) Seller's franchise to be a corporation, its certificates of incorporation, bylaws, minutes books and other records having to do with the organization and capitalization of Seller;

               (d) Any claims and rights against third parties (including, without limitation, insurance carriers), to the extent they relate to liabilities or obligations that are not assumed by Buyer (except to the extent Buyer shall have incurred costs and expenses with respect to such claims and rights);

               (e) All payments made by Seller which constitute prepaid Taxes of the Business and all claims for refunds of Taxes and other governmental charges to the extent such refunds relate to periods ending on or prior to the Closing Date;

               (f) Any pension, health or welfare plans, any post-retirement benefits for any employees of Seller and all payments made by Seller which constitute prepaid expenses of the Business relating to such excluded employee benefits;

               (g) Seller's depository, payroll and other accounts (but not including the cash to be transferred to Buyer as contemplated by Section 2.1(a));

               (h) All amounts owing to Seller by Source One Spares and those assets listed in Schedule 2.2(h); and

               (i) All rights of Seller under this Agreement.

          2.3 Consideration for the Purchased Assets. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, in consideration of the sale, conveyance, assignment, transfer and delivery of the Purchased Assets, Buyer agrees (a) subject to adjustment pursuant to Section 2.5, to pay and deliver to Seller on the Closing Date the Purchase Price, as set forth in Section 2.4, and (b) to assume the Assumed Liabilities, as set forth in Section 2.6, as of the Closing Date.

          2.4 Purchase Price. (a) The Purchase Price shall consist of cash in the aggregate amount of Ten Million Fifty Thousand Dollars ($10,050,000.00), payable, subject as

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set forth in subsection (b), in immediately available funds, deposited by wire transfer to such bank or other accounts as Seller shall designate to Buyer in writing not less than three (3) business days prior to the Closing Date.

               (b) Notwithstanding the foregoing, at Closing Buyer shall pay Five Hundred Thousand Dollars ($500,000) of the Purchase Price (the "Escrow Fund") to Escrow Agent, which shall hold the same pursuant to an Escrow Agreement in the form of Exhibit "A." On the six (6) month anniversary of the Closing Date, the parties shall cause Escrow Agent to deliver to Seller any amount in the Escrow Fund in excess of the sum of Two Hundred Fifty Thousand Dollars ($250,000) plus the aggregate amount of all claims for indemnification or adjustment of the Purchase Price made by Buyer and then pending. To the extent that the amount of any claim by Buyer is in dispute, such claim shall be valued for purposes of this subsection at the good faith amount placed on it by Buyer. Escrow Agent shall pay the Escrow Fund to the Person or Persons at the times and in the amounts provided for herein. All costs or fees of the Escrow Agent or attributable to the creation and maintenance of the Escrow Fund shall be shared equally by Buyer and Seller.

               (c) On the first anniversary of the Closing Date, Buyer and Seller shall instruct Escrow Agent to deliver to Seller the remainder of the Escrow Fund less the aggregate amount of all claims for indemnification or adjustment of the Purchase Price made by Buyer then pending, provided that if the aggregate amount of Buyer's claims then pending is less than the Threshold Amount, then Seller shall be entitled to receive the entire Escrow Fund. Buyer shall be obligated to quantify the amount of each claim and Seller shall have the right to dispute the value set by Buyer and to have the dispute resolved in the manner set forth in Sections 16.6 and 2.5(d) hereof. Interest earned on the Escrow Fund shall be apportioned between Buyer and Seller in accordance with the distribution of principal.

          2.5 Adjustments to the Purchase Price.

               (a) Seller has submitted its June 30 Balance Sheet to Buyer for its review and analysis, and the same constitutes Schedule 2.5. Prior to Closing, Buyer shall conduct due diligence with respect to the accounting principles used by Seller in valuing its assets for purposes of the preparation of the June 30 Balance Sheet, and the parties shall agree upon the accounting principles used and their application in valuing Seller's assets, including, without limitation, the methods used for the costing of Inventory and the basis of each of the assets listed on the June 30 Balance Sheet. The accounting principles, Inventory costing standards and basis to be utilized in the preparation of the Final Balance Sheet and the computation of the Final Total Operating Assets shall be the same as those used in the preparation of the June 30 Balance Sheet. Buyer's consent to, or agreement upon, Seller's accounting principles and other methods used in the valuation of the Purchased Assets shall not, however, constitute a waiver of any claims or rights which Buyer may have or assert arising out of, or an account of, Seller's breach of any covenant, representation or warranty contained in Section 4 or any other section of this Agreement; provided, however, that Buyer shall not assert the adoption or use of any such accounting principles, Inventory costing methods or basis as such a breach under Section 4.

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               (b) At Closing, the Purchase Price shall be decreased by One
Dollar ($1.00) for each One Dollar ($1.00) that the Total Operating Assets on June 30, 2002, as reflected on the June 30 Balance Sheet, are less than the Minimum TOA. The Purchase Price shall be subject to further adjustment following closing, as set forth in subsection (c).

               (c) Within sixty (60) days after the Closing Date, Buyer shall deliver to Seller its list of Final Total Operating Assets (computed in the manner provided in subsections (a) and (b)) and any further adjustment to the Purchase Price required under this Section 2.5. Subject to subsection (d), Seller and TIMCO shall be jointly responsible to pay the difference to Buyer in accordance with the terms of subsection (e) below. In the event that Final Total Operating Assets are determined to be greater than Total Operating Assets on June 30, 2002, Buyer shall, within ten (10) days following such determination, pay the excess to Seller up to the amount of any reduction taken by Buyer in the Purchase Price paid at Closing pursuant to subsection (b).

               (d) If Seller disputes Buyer's calculation of Final Total Operating Assets, Seller shall notify Buyer in writing of such dispute and the basis therefor within thirty (30) days of its receipt of Buyer's list of Final Total Operating Assets, and the parties shall attempt to resolve such dispute within the thirty (30) days succeeding the date of such notice. If the parties are unable to resolve such dispute within such thirty-day period, Seller and Buyer shall reduce to writing those matters on which they disagree, and the parties shall (i) retain as arbitrator such firm of independent certified public accountants as may be mutually agreed upon by them to review such matters and
(ii) request such arbitrator to act as promptly as practicable in accordance with rules to be established by Buyer, Seller and such arbitrator to resolve all such disputed matters. Failing such agreement as to an arbitrator within thirty
(30) days, the arbitrator shall be the firm of Pricewaterhouse Coopers LLP. The obligation of Seller or Buyer to make the payment described in subsection (c) above shall be deferred pending receipt of the arbitrator's decision. The decision of the arbitrator shall be issued in writing to both Buyer and Seller, and Final Total Operating Assets shall be deemed adjusted to reflect the arbitrator's decision. The arbitrator's decision shall be final, non-appealable and binding on Buyer and Seller, and the fees and expenses of the arbitrator shall be paid one-half by Buyer and one-half by Seller.

               (e) In the event Seller and TIMCO are required, pursuant to either subsection (c) or (d) above, to pay any sum to Buyer, such sum shall be paid within ten (10) days following the latter of Seller's receipt of Buyer's list of Final Total Operating Assets, the parties' agreement as to the amount to be paid or the arbitrator's decision, as the case may be. Payment shall be made by wire transfer of immediately available funds to Buyer's or Seller's bank account the case may be, as designated by notice to the party required to make such payment. The Escrow Fund shall not be used for purposes of making any payment required under this subsection (e).

          2.6 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, as additional consideration for the Purchased Assets, on the Closing Date Buyer shall undertake, assume, perform and otherwise pay, satisfy and discharge, and hold Seller and

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TIMCO harmless from, liabilities and obligations of Seller arising pursuant to
Open Orders, Contracts, Leases and Permits, but not including any liability or obligation arising out of any breach thereof occurring prior to the Closing Date.

          2.7 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Buyer will not assume or in any way become liable for, and Seller shall retain, all of Seller's and its Affiliates' debts, liabilities and obligations of any nature whatsoever (other than the Assumed Liabilities), whether accrued, absolute or contingent, whether known or unknown, whether due or to become due, including, without limitation, the following:

               (a) the liabilities or obligations of Seller to TIMCO respecting dividends, distributions in liquidation, redemptions of stock or otherwise;

               (b) liabilities or obligations of Seller arising out of any transactions occurring, or liabilities or obligations incurred, after the Closing Date;

               (c) any liabilities or obligations of Seller for expenses, Taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, all attorneys', accountants', brokers' or finders' fees or commissions payable by Seller;

               (d) any liabilities or obligations of Seller under, or arising out of, this Agreement;

               (e) liabilities or obligations against which Seller is insured or otherwise indemnified or which would have been covered by insurance (or indemnification) but for a claim by the insurer (or the indemnitor) that the insured (or the indemnitee) had breached its obligations under the policy of insurance (or the contract of indemnity) or had committed fraud in the insurance application or in entering unto the indemnity agreement;

               (f) any liabilities or obligations of the Business to Seller or any Affiliates of Seller, except payables for products sold or shipped to the Business by an Affiliate of Seller after the Closing Date;

               (g) any liabilities and obligations of Seller to indemnify its officers, directors, employees or agents;

               (h) all Taxes imposed on Seller (including any Taxes of any other corporation) and any Taxes assessed against Seller by virtue of its status as a member of any consolidated group of which such other corporation was also a member;

               (i) all liabilities and obligations of the Business for Warranty Claims with respect to products manufactured, repaired, overhauled, sold or delivered by Seller prior to the Closing Date; provided that Buyer has agreed to perform the work to remedy (but not assume

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any liability for consequential damages or any other matter related to) certain
Warranty Claims and to credit Seller with a portion of the cost of such work to the extent set forth in Section 8.3;

               (j) all liabilities and obligations of Seller relating to any collective bargaining agreement by and between Seller and any certified collective bargaining unit;

               (k) all liabilities and obligations arising under or imposed pursuant to Environmental Laws, whether or not attributable to actions or failures to act by Seller, with respect to the ownership of, operation of, or properties, including the Real Property, utilized in connection with, the Business at any time prior to the Closing Date;

               (l) all liabilities and obligations for employee benefits of the Business;

               (m) All liabilities and obligations under Contracts and Leases not being assumed by Buyer and listed in Schedule 4.16(a) or 4.12(b);

               (n) all other liabilities or obligations of Seller arising out of its conduct of the Business prior to the Closing Date, including, without limitation: Product Liabilities; liabilities or obligations related to the infringement by Seller of any intellectual property of another Person; liabilities or obligations to, or arising out of, any dealings between Seller and/or TIMCO and Kellstrom Industries, Inc., or any of its affiliates ("Kellstrom"); liabilities or obligations of Seller relating to any Environmental Laws; and any liabilities or obligations related to any lawsuit, cause of action, litigation or legal proceeding with respect to any losses, occurrences or events occurring prior to the Closing Date, whether commenced prior to or after the Closing Date, except for those liabilities or obligations constituting a part of the Assumed Liabilities;

               (o) without limiting the generality of the foregoing subparagraphs (a)-(m), all liabilities listed on Schedule 2.7(n).

          2.8 Allocation of Consideration. The Purchase Price shall be allocated to the various assets comprising the Purchased Assets for all purposes (including tax and financial accounting purposes) in a manner consistent with
Schedule 2.8. Seller and Buyer acknowledge that such allocation is intended to comply with the requirements of Section 1060 of the Code and shall be binding upon the parties for all applicable federal, state, local and foreign tax purposes. Seller and Buyer shall each to report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation on all tax returns filed by either of them subsequent to the Closing Date and not take voluntarily any inconsistent position therewith in any administrative or judicial proceeding relating to such returns, except if, in the opinion of counsel reasonably acceptable to the other party, there has been a change in applicable law since the Closing Date. Seller and Buyer shall exchange mutually acceptable completed IRS Forms 8594 (including any Supplemental IRS Forms 8594 that they mutually deem necessary to reflect adjustments to the Purchase Price), which they shall use to report the transaction contemplated hereunder to the Internal Revenue Service in accordance with such allocation.

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                               SECTION 3. CLOSING

               Closing of the transactions contemplated by this Agreement shall take place at 10:00 a.m. on July 31, 2002, or on such other date at such place as the parties may agree after all of the conditions to the Closing specified in Sections 10 and 11 have been satisfied or waived.

                    SECTION 4. REPRESENTATIONS AND WARRANTIES
                               OF SELLER AND TIMCO

          Seller and TIMCO, jointly and severally, hereby represent and warrant, to Buyer that:

          4.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas, with full corporate power and authority to carry on the Business as presently conducted by it. Seller is not qualified to do business in any state other than Arkansas. Seller has delivered to Buyer copies, true and correct as of the date hereof, of its Articles of Incorporation, duly certified by the Secretary of State of the State of Arkansas, and of its By-laws, duly certified by its Secretary.

          4.2 Subsidiaries. Seller has no subsidiaries.

          4.3 Names. Seller has not conducted the Business under any name other than the names set forth in Schedule 4.3.

          4.4 Certain Business Relationships. Except as noted in Schedule 4.4, since January 1, 2001, none of the stockholders of Seller or any Affiliate of Seller has been involved in any business arrangement, contract or relationship with Seller or the Business (other than as a stockholder, director, officer or employee), and none of the stockholders of Seller or any Affiliate of Seller owns any asset, tangible or intangible, which is used in the Business.

          4.5 Corporate Authority. Seller has full corporate power and authority to execute and deliver this Agreement and the instruments of transfer and other documents delivered or to be delivered pursuant hereto, to perform all the terms and conditions hereof and thereof to be performed by it, and to consummate the transactions contemplated hereby and thereby. This Agreement and all instruments of transfer and other documents delivered or to be delivered by Seller in connection with this Agreement have been duly authorized and approved by all necessary and proper corporate action of Seller (including all necessary shareholder action) and constitute, and will constitute, the valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

          4.6 No Violation. Except as noted in Schedule 4.6, neither the execution and delivery by Seller of this Agreement or the instruments of transfer and other documents delivered or to be delivered pursuant hereto by Seller and the performance by Seller hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in the breach of, or accelerate the performance required by any of the

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terms, conditions or provisions of the Articles of Incorporation or Bylaws of
Seller, or any covenant, agreement or understanding to which Seller is a party, or any order, ruling, decree, judgment, arbitration award or stipulation to which Seller is subject or constitute a default thereunder, or result in the creation or imposition of any Lien upon any of the Purchased Assets or allow any Person to accelerate any debt owed by Seller or secured by any Purchased Asset or allow any Person to interfere with Buyer's full use and enjoyment of any of the Purchased Assets and operation of the Business.

          4.7 Consents and Approvals of Governmental Authorities and Others. Except as noted in Schedule 4.7, no approval or authorization of, filing or registration with, or notification to, any Governmental Authority is required in connection with the execution and delivery of this Agreement by Seller or the performance of its obligations hereunder or the consummation of the transactions contemplated hereby. Except as noted in Schedule 4.7, no consent, approval or authorization of any Person is required in connection with the execution or delivery of this Agreement by Seller, the transfer to Buyer of the Purchased Assets, or the performance by Seller of any other obligation under this Agreement, except where the failure to obtain such consent or approval would not have a Material Adverse Effect on the Business or the Purchased Assets.

          4.8 Financial Statements; Books and Records.

               (a) Seller has delivered to Buyer balance sheets of the Business as of June 30, 2002 and December 31, 2001 and statements of income, changes in cash flow for the six-month period and fiscal year then ended, all of which are unaudited, copies of which are attached hereto as Schedule 4.8(a)-1. The Financial Statements present fairly the financial position and results of operations of Seller as of the dates and for the periods presented in accordance with GAAP (except for the absence of footnotes and except as set forth in Schedule 4.8(a)-2) consistently applied throughout the periods involved.

               (b) Seller has no liabilities or obligations relating to the Business, except:

                    (i) those liabilities and obligations set forth on the Financial Statements and not heretofore paid or discharged; and

                    (ii) those liabilities and obligations arising in the ordinary course of business consistent with past practice since June 30, 2002.

               (c) All Books and Records have been prepared and maintained, where applicable, in conformity with GAAP consistently applied through the periods involved.

          4.9 Events Subsequent to Preliminary Balance Sheet Date. Except as set forth in the Financial Statements or as noted in Schedule 4.9, since June 30, 2002: (i) there has not been any Material Adverse Change in the condition (financial or other), properties, assets or liabilities of Seller or the Business taken as a whole (a "Material Adverse Change"); and (ii)

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Seller has not taken or permitted to occur any act, transaction or event contrary to the provisions of Section 7.9, or experienced any material damage, destruction or loss (whether or not covered by insurance) to its property.

          4.10 Accounts Receivable. All of the Accounts Receivable arose in bona fide transactions in the ordinary course of business.

          4.11 Inventory. The Inventory: (i) consists of items which are merchantable and fit for the purposes intended and of a quantity and mix as are historically consistent with past business practices; (ii) except as set forth on Schedule 4.11, is located at the Real Property and has not been consigned or held on consignment from any third party; and (iii) meets or exceeds all standards established by any Governmental Authority. The Inventory is carried in the Books and Records at an amount that is not in excess of the lower of its cost or its current fair market value. Notwithstanding the foregoing, the parties acknowledge that Buyer has identified certain items of Inventory, designated for the purpose of this transaction as the Specified Inventory, and certain other items, designated as the ASI Parts. Buyer and TIMCO shall cooperatively seek to sell and/or consume in their operations all such Specified Inventory and ASI Parts and, if by the first anniversary of the Closing Date, the value of the Specified Inventory (valued using the accounting principles, Inventory costing standards and basis used in the preparation of the June 30 Balance Sheet) exceeds the Minimum Inventory Value or if all ASI Parts are not sold or consumed by Buyer, Buyer shall have certain offset rights on account of the Post-Closing Inventory Adjustment, all as set forth in Section 14.1 hereof.

          4.12 Tangible Purchased Assets.

               (a) Schedules 2.1(d) and 2.1(e) set forth a list of all Equipment and Real Property, respectively, owned by Seller and included in the Purchased Assets. Except as noted in Schedule 4.12(a), on the Closing Date, Seller shall have good and marketable title to, and all right, title and interest in, all Equipment, Real Property and other Tangible Purchased Assets, real and personal, owned by it, and will transfer and convey such properties and assets to the Buyer, free and clear of all Liens. Since January 1, 2002, Seller has not sold, transferred or removed any equipment or other tangible personal property except for sales to third parties in the ordinary course of business in arm's length transactions.

               (b) Schedule 4.12(b) sets forth a list of all Equipment and other Tangible Purchased Assets leased by Seller and the Leases pursuant to which such Tangible Purchased Assets are leased. Seller has no Leased Real Property. Except as noted in Schedule 4.12(b), all Leases relating to Equipment or other Tangible Purchased Assets, real or personal, leased by Seller are valid and enforceable by Seller in accordance with their respective terms. There is not, under any Lease relating to Equipment or other Tangible Purchased Asset, any existing default by Seller or, to Seller's Knowledge, any existing default by any other party thereto, nor, to Seller's Knowledge, except for the requirement under a particular Lease to obtain the consent of the Lessor to the Lease assignment prior to closing. does any condition exist, nor has any event occurred, which, with the passage of time or the giving of a notice, or both, would

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constitute a default thereunder. All commissions payable by Seller under or with respect to any such Leases have been paid.

               (c) All the Tangible Purchased Assets of the Seller are in good working order and condition, normal wear and tear excepted, and are suitable for their intended uses.

               (d) The Tangible Purchased Assets include all tangible real and personal property which Seller uses in its conduct of the Business in the ordinary course.

          4.13 Intellectual Property. Seller owns no patents, trademarks or copyright registrations or applications therefore. Except as set forth on
Schedule 4.13 which lists all Intellectual Property and Software licenses to and from third parties held or used by Seller in the conduct of the Business, Seller does not require any Intellectual Property for the conduct of the Business as currently operated by it. Except as noted in Schedule 4.13, all such licenses are valid and enforceable, may be freely used by Seller and all license fees, if any, are fully paid. Seller has not infringed and is not infringing, nor has Seller contributed, nor is it contributing, to the infringement of, any valid patents, copyrights, trademarks, trade names or service marks of any third party in its conduct of the Business. There are no pending or, to Seller's Knowledge, threatened actions against Seller for infringement of any such patents, copyrights, trademarks, trade names or service marks. Seller is not using, without authorization, any trade or other business secret, know-how or technical information of any other Person in the conduct of the Business. All licenses permitting Seller to use any Intellectual Property, Technical Information or Computer Software Assets are in full force and effect, and, assuming the necessary consents are obtained from the Licensors as required by the terms of the license, the terms of such licenses do not provide that they may be terminated or restricted as a result of the execution of this Agreement or the consummation of the transactions contemplated herein. Except as set forth in
Schedule 4.13, Seller is not using any intellectual property of TIMCO or any TIMCO Affiliate in the conduct of the Business.

          4.14 No Prior Sale or Licensing of Purchased Assets. Seller is not a party to any license with respect to, and has not made any sale, pledge or other transfer of, and has not granted any rights or options to purchase or acquire, all or any part of the Purchased Assets, except for customer sales in the ordinary course or as otherwise contemplated by this Agreement.

          4.15 Tax Matters.

               (a) Except as noted in Schedule 4.15, Seller has duly and timely filed within any applicable extension periods all returns for Taxes required to be filed by it or for which it may be held responsible under applicable law, and, except for Taxes that are being contested in good faith by appropriate proceedings, has paid all Taxes due and payable by it or with respect to which a taxing or collection authority has issued a proposed or final assessment or made any similar claim.

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               (b) There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any of the directors, officers or representatives of Seller have knowledge based upon personal contact with any agent of such Governmental Authority. No returns for Taxes of Seller are currently under audit or examination by any Governmental Authority.

               (c) Except as set forth in Schedule 4.15, Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes.

          4.16 Contracts.

               (a) Schedule 4.16(a) sets forth a list of all Material Contracts to be assumed by Buyer as part of the Assumed Liabilities. The Material Contracts are Contracts pursuant to which Seller provides or sells services or products, purchases or receives goods, services or supplies or leases personal property, in each case where the total payments by or to Seller are expected to exceed Twenty-five Thousand Dollars ($25,000) or where the term of the Contract exceeds twelve (12) months. True and correct copies of all such Contracts and all amendments or modifications thereto (and memoranda setting forth any oral modifications) have been delivered to Buyer. No event, occurrence or condition exists or has transpired which, with the giving of notice, the lapse of time or both, would become a default under any Contract, except to the extent it would not have a Material Adverse Effect. All Contracts are valid, binding and in full force and effect, and neither Seller nor any other party to any Contract is in default thereunder. Each Material Contract is assignable to Buyer by Seller and assumable by Buyer without the consent of the other party thereto, or such consent will have been obtained by Seller at or prior to Closing. Seller is in compliance with all applicable cost accounting standards (CAS) requirements with respect to any Contracts with the any Governmental Authority except for such noncompliance that would not (i) result in the Governmental Authority's having the right to terminate or otherwise cease performance of such Contracts; (ii) result in the Governmental Authority's having the right or ability to bar Seller from engaging in any future business arrangements with it or any other Governmental Authority; or (iii) have a material adverse effect on the operations, financial condition, assets, liabilities or prospects of the Business or the Purchased Assets taken as a whole. There is no Contract with respect to which the cost that will be incurred to complete performance on the part of Seller exceeds the remaining amount which the other party thereto is obligated to pay. No Contract contains any restriction on closing any facility or discontinuing operations at any facility included as a Purchased Asset, nor, except as indicated on Schedule 4.16(a), does any Contract restrict the right of Seller or the Business to compete, to sell or purchase from any Person or to hire or retain any Person.

               (b) Except as noted in Schedule 4.16(b), none of the Material Contracts contains any provision providing for the termination of the Contract or giving any party thereto the right to terminate such Contract by reason of the execution of this Agreement or the consummation of the transactions contemplated herein, and none of the terms of any Material Contract will be altered by reason of the execution of this Agreement or the consummation of the transactions contemplated herein.

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          4.17 Open Orders. Except as set forth in Schedule 4.17: (i) all Open
Orders are valid, binding and in full force and effect, and neither Seller nor, to Seller's Knowledge, the other party thereto is in default thereunder; and
(ii) none of the Open Orders contains any provision providing for the termination of the Open Order or giving any party thereto the right to terminate the Open Order by reason of the execution of this Agreement or the consummation of the transactions contemplated herein, and none of the terms of any Open Order will be altered by reason of the execution of this Agreement or the consummation of the transactions contemplated herein. Seller has no obligation to make any payments to representatives or any other Person on or with respect to Open Orders.

          4.18 Permits. Seller has obtained and currently holds all Permits listed, together with their respective expiration dates, on Schedule 2.1(l).
Schedule 2.1(l) lists all Permits (other than Environmental Permits) required by any Governmental Authority affecting the conduct of the Business or the ownership and operation of the Purchased Assets. All Permits are in full force and effect, except where the failure to be in compliance would not have a material adverse effect. Seller is in compliance with all Permits, or requirements therefor. No Permits, or parts thereof, are subject to loss by reason of dormancy or non-use. No action is pending nor, to Seller's Knowledge, is threatened by any Governmental Authority or other Person to revoke or limit any Permit, nor, to Seller's Knowledge, does any basis therefor exist. Except as noted in Schedule 2.1(l), no Permit will be terminated or require the consent of the issuer to continue in effect as a result of the execution of this Agreement or the consummation of the transactions contemplated herein.

          4.19 Technical Information. Except as noted in Schedule 4.19, there exists no undocumented manufacturing or assembly procedure nor any variance between manufacturing drawings included in the Technical Information and the actual manufacturing and assembly practices of Seller which is contrary to, or not in compliance with the regulations or requirements of the FAA or any other Governmental Authority having jurisdiction. The patterns, manufacturer's manuals and copies of all other Technical Information included in the Purchase Assets constitute all such items in the possession of Seller and used it to carry on the Business.

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          4.20 Real Property

               (a) Schedule 2.1(e) sets forth a true and complete list of all the Real Property and a legal description of each parcel of Real Property and title insurance policies relating to the Real Property. There are no agreements or instruments giving Seller an interest in any real property not currently owned by Seller (e.g., an option to buy or lease, a right of first refusal to buy or lease, subsurface rights, etc.), which interests are currently, or in the future may be, used in connection with or necessary for the operation of the Business. Seller is not a lessor or sublessor of any real property or a party to any other agreement which affects any portion of the Real Property. Except as set forth on Schedule 2.1(e):

                    (i) Except for real estate taxes and special assessments which are not currently due and payable and except as set forth on the Title Commitment, there are no outstanding Liens, including environmental Liens, on any Real Property.

                    (ii) Seller has not been notified that any improvements that are part of the Real Property are not in compliance with all requirements of federal , state and local laws, ordinances and regulations; to Seller's Knowledge, there is no structural or latent defect in such improvements which would materially interfere with the operation of the Business as currently operated; and all such improvements, including related heating, electrical, plumbing, and other building equipment, are, to Seller's Knowledge, in good working order and adequate for normal operations as currently conducted (with appropriate regularly scheduled maintenance).

                    (iii) To Seller's Knowledge, no notice has been given to any Person, including, without limitation, a notice by or to an insurance company, with respect to any portion of the improvements located on the Real Property or by any board of fire underwriters or any other body exercising similar functions requesting the performance of any repair, alteration or other work on or about the Real Property that has not been fully complied with, and Seller's use and occupancy of the Real Property conform with all fire, safety and other applicable statutes and regulations of Governmental Authorities having jurisdiction.

                    (iv) Seller has not received notice of, or been served with, any pending nor, to Seller's Knowledge, is there any threatened, litigation, condemnation proceeding or notice of sale in lieu thereof with respect to the Real Property.

                    (v) There is no fact or condition, to Seller's Knowledge, that could result in the termination or reduction of the current access from the Real Property to existing highways and roads, or to sewer or other utility services serving the Real Property.

                    (vi) All improvements constructed on the Real Property comply with all covenants, deed restrictions, easements or encumbrances to which the Real Property is subject.

               (b) Except as described on the Title Commitment or Survey, to Seller's Knowledge none of the existing buildings and improvements comprising or located on the Real Property fails fully to comply with all size, height, set back, use and other zoning, subdivision and/or planning restrictions and regulations applicable thereto, including, without limitation, the parking space requirements of all applicable zoning, subdivision and/or planning ordinances and regulations, as modified by duly issued zoning variances for the current use of the Real Property, and Seller has received no notice of such failure.

               (c) Except as described on the Title Commitment or Survey, to Seller's Knowledge, no Real Property relies on, or regularly makes use of, access to the nearest public road or right-of-way or gains access to any utility with respect to utilities servicing the Real Property over or through land owned by others, except where such access is by means of one or more valid, recorded easements not subject to divestiture, copies of which have been provided to Buyer. All covenants or other restrictions (if any) to which any of the Real Property is subject are being properly performed and observed, and Seller has not received any notice of violation (or claimed violation) thereof.

               (d) Except as provided in Section 7.17, at the time of Closing, no Person other than Seller will occupy space at the Real Property.

               (e) Seller has not received notice from any Governmental Authority concerning, and Seller has no Knowledge of : (i) any special Tax or other assessment to be levied against the Real Property or (ii) any material change in the Tax assessment of, or material Tax increse applicable to the Real Property. Seller has not commenced, nor, to Seller's Knowledge, do there exist, any Tax appeals or protests with respect to any of the Real Property. Each parcel of the Real Property constitutes one or more separate Tax parcels such that Taxes for no other real property are included within the Tax bills for the Real Property.

          4.21 Insurance. Schedule 4.21 sets forth a list of all insurance policies (including blanket policies covering Seller, TIMCO and other TIMCO Affiliates) held by or on behalf of Seller as of the date hereof and of all public liability insurance policies held by or on behalf of Seller for the past three years, copies of which have been supplied to Buyer. Such policies are sufficient in all respects for compliance by Seller with all requirements of law and with the requirements of all of the Contracts, except where non-compliance would not have a Material Adverse Effect. Neither Seller nor TIMCO has received any notice of actual or proposed cancellation of such policies of insurance.

          4.22 Compliance with Laws; Litigation. Seller has been, and is, operating the Business and the Tangible Purchased Assets in compliance with the requirements of all federal, state and local laws, regulations, judgments, injunctions, decrees, court orders and administrative orders regarding such operations, except where non-compliance would not have a Material Adverse Effect on Seller. Except as noted in Schedule 4.22, Seller is not engaged in, or a party to, nor, to Seller's Knowledge, is it threatened with, any legal action, suit, investigation or other proceeding by or before any court, arbitrator or administrative agency, and, after due inquiry, to Seller's Knowledge there is no basis for any such action, investigation or proceeding. Except as set forth in Schedule 4.22, there are no outstanding orders, rulings, decrees, judgments, stipulations or proceedings to which Seller is a party or by which Seller is bound, by or with any court, arbitrator or administrative agency.

          4.23 Warranties; Product Liability.

               (a) All goods and products manufactured or repaired by Seller in the Business were manufactured or repaired, as the case may be, in compliance with all contractual requirements, all applicable federal and state laws, rules and regulations and applicable underwriters' and industry standards and codes, if any, except for such noncompliance as would not have a Material Adverse Effect on the value or use of such goods and products or the adequacy of such repairs. Except as noted in Schedule 4.23(a), there is not presently any action, suit, proceeding, claim or investigation pending to Seller's Knowledge, or threatened against Seller for Product Liabilities or otherwise relating to the safety or fitness or quality of the goods or products manufactured or repaired by Seller.

               (b) Except as noted in Schedule 4.23(b), Seller has no Knowledge that it may become subject to any claims of liability arising from or relating to the safety, fitness or quality of any of the products manufactured or repaired by Seller or the failure of such products to operate after the Closing Date in substantially the same manner as intended to operate prior thereto.

          4.24 Absence of Sensitive Payments. Since September 30, 1997, Seller has not made any contributions, payments or gifts to or for the private use of any governmental official, governmental employee or governmental agent in any amount where either the payment or the purpose in making such contribution, payment or gift is illegal under the laws of the United States or any other jurisdiction; Seller has not established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books; Seller has not made any payments to any Person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the document supporting the payment; and, to Seller's Knowledge, no other Person has made any payment or established any funds referred to in this section directly or indirectly for the benefit of Seller.

          4.25 Environmental Matters.

               (a) Except as noted in Schedule 4.25(a), Seller has conducted all activities of the Business in compliance with, and all properties owned, leased or operated by Seller in connection with the Business comply with, all Environmental Laws. Except as noted in Schedule 4.25(a), to Seller's Knowledge, no facts, events or conditions relating to the facilities, properties or operations of the Business will prevent, hinder or limit continued compliance with any Environmental Laws.

               (b) Schedule 4.25(b) sets forth a true and complete list of the Environmental Permits which have been obtained by Seller. Except as noted in
Schedule 4.25(b), all Environmental Permits are in full force and effect and are not subject to any appeals or further proceedings or to any unsatisfied conditions. To Seller's Knowledge, no modification, suspension, rescission, relocation or cancellation of any Environmental Permit is pending or threatened, and no Environmental Permit will be cancelled or withdrawn, or otherwise adversely affected, by the execution of this Agreement or the consummation of the transactions contemplated hereby. Except as noted in Schedule 4.25(b), Seller has made or caused to have been made all notifications and done all other things necessary to ensure that, following the consummation of the transactions contemplated by this Agreement, all previously issued Environmental Permits, if transferable to, or subject to continuation by, Buyer solely as a result of Seller's acts, shall remain in full force and effect or shall be reissued or amended to permit Buyer to operate the Business as operated by Seller.

               (c) To Seller's Knowledge, except as noted in Schedule 4.25(c), no Contamination is present or has emanated from or at any property now or previously owned, leased or operated by Seller in connection with the Business. Except as noted in Schedule 4.25(c), no property now owned, leased or operated by Seller in connection with the Business is subject to an Environmental Lien. Except as identified in Schedule 4.25(c), Seller has not incurred costs or liabilities, and has not been ordered to investigate, remediate or otherwise respond to a potential environmental threat of Contamination in connection with the Business.

               (d) Schedule 4.25(d) sets forth a true and correct list of all sites at or to which any waste generated by or on behalf of Seller, or otherwise, in connection with any of its operations has been transported, stored, treated or disposed and all arrangements for such disposal. Except as noted in Schedule 4.25(d):

                    (i) To Seller's Knowledge, none of the sites identified in
Schedule 4.25(d) is or may become the subject of a response action under CERCLA or any similar federal, state or local law imposing liability for remediation;

                    (ii) Seller has not, in connection with the Business, received (A) a request for information from any Governmental Authority with respect to any discharge or removal of any Hazardous Substance, or (B) other notice that it has been identified in any litigation, administrative proceeding or investigation as a responsible party or a potentially responsible party for any liability under any Environmental Law or in connection with any Hazardous Substance;

                    (iii) Seller has not filed any notice under any federal, state or local law, regulation or order reporting a release of Hazardous Substances in connection with the Business or any property owned, leased or operated by the Business; and

                    (iv) Seller has not entered into any negotiations or agreements with any Person relating to any response action or other cleanup or remediation of any Hazardous Substance.

               (e) To Seller's Knowledge, except as noted in Schedule 4.25(e), no portion of any property owned, leased or operated by Seller contains any of the following:

                    (i) polychlorinated biphenyls or substances containing polychlorinated biphenyls;

                    (ii) asbestos or materials containing asbestos;

                    (iii) urea formaldehyde foam insulation;

                    (iv) radon gas or the presence of the radioactive decay products of radon in excess of an air concentration of four picouries/liter; or

                    (v) tanks presently or formerly used for the storage of any Hazardous Substance or any other liquid or gas above or below ground.

               (f) Except as noted in Schedule 4.25(f), no portion of any property owned, leased or operated by Seller constitutes any of the following:

                    (i) a wetland or other "water of the United States" for purposes of Section 404 of the Federal Clean Water Act, or any similar area regulated under any applicable state law; (ii) a floodplain or other flood hazard area; or

                    (iii) a portion of the coastal zone for purposes of the Federal Coastal Zone Management Act.

               (g) Except as noted in Schedule 4.25(g), Seller has not, in connection with the Business, either expressly or by operation or law, assumed or undertaken any liability or corrective or response action obligation of any other Person relating to Environmental Laws.

               (h) Except as noted in Schedule 4.25(h), Seller is not aware of any costs that Seller expects the Business will be likely to incur to achieve or maintain compliance with Environmental Laws or to respond to Contamination.

          4.26 Benefit Plans and Employment Arrangements.

               (a) Schedule 4.26(a) sets forth a true and correct list of (i) the name, current annual compensation rate (including bonus and commissions), title, current base salary rate, accrued bonuses, accrued sick leave, accrued severance pay and accrued vacation benefits for each present employee of the Business; (ii) each employment, advisory or consulting agreement entered into by a current employee or consultant of the Business or any Person who had been employed by it at any time after June 30, 2000; (iii) each employee confidentiality or other agreement protecting proprietary processes, formulae or information entered into by a current employee or consultant of the Business or any Person who had been employed by it at any time after June 30, 2000; (iv) each corporation or other trade or business which is an ERISA Affiliate; and (v) each Plan. Schedule 4.26(a) identifies as such all Plans, if any, which are (vi) defined benefit pension plans, (vii) other plans qualified or intended to be qualified under Section 401(a) of the Code, and (viii) severance, continuation pay, termination pay, pension or deferred compensation arrangements (including, but not limited to, any such arrangements contained in an employment, advisory or consulting agreement), other than pension plans qualified, or intended to be qualified, under Section 401(a) of the Code which provide benefits of any kind after termination of employment to a current employee of the Business. Seller is not a party to any collective bargaining, union or other employee organization agreement or to any Multiemployer Plan.

               (b) With respect to each Plan, Seller has made available to Buyer true, correct and complete copies of all current written documents setting forth the terms and conditions of such Plan (or a written summary of such terms in the case of an unwritten Plan) and, in the case of each Plan subject to ERISA, copies of the plan document, the most current summary plan description and any modifications thereto, the most recently filed IRS Form 5500 (including attachments) and the most recent actuarial valuation and report, as applicable, and other material related documents of such Plan such as insurance contracts.

               (c) Neither Seller nor TIMCO maintains any Plans subject to Title IV of ERISA.

               (d) Except as noted in Schedule 4.26(e), each group health plan that provides health coverage to any present or former employee of the Business has operated in material compliance with all requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code and the regulations promulgated under former Section 162(i)(2) and (u) of the Code, relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease.

               (e) Each Plan has at all times been administered in accordance with its material terms, all applicable provisions of ERISA (including the "fiduciary responsibility" and "prohibited transaction" rules thereof), the Code and other applicable laws, and each Plan intended to be a qualified plan under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service which has not been revoked. All applicable requirements under ERISA or the Code as to the filing of reports, documents and notices regarding the Plans with the Department of Labor, the Internal Revenue Service and the Pension Benefit Guaranty Corporation and the furnishing of such reports, documents or notices to participants and beneficiaries on or prior to the date hereof have been complied with. There are no active suits, governmental investigations or proceedings pending or, to Seller's Knowledge, threatened against any Plan or against any fiduciary thereof respecting the fiduciary's duties to the Plan or any trust under the Plan.

               (f) Except as noted in Schedule 4.26(f), Seller has not carried on discussions regarding organization with any labor union and there has not been any strike, work stoppage, labor dispute or other labor trouble relating to employees of the Business, and, to Seller's Knowledge, there are no significant threats of work stoppage or labor trouble by employees of the Business.

          4.27 Obligations to Pay Fees. Except as noted in Schedule 4.27, Seller has no liability or obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

                   SECTION 5. FURTHER REPRESENTATIONS OF TIMCO

          TIMCO hereby further represents and warrants to Buyer that:

          5.1 Organization and Good Standing. TIMCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its businesses as presently conducted by it.

          5.2 Corporate Authority. TIMCO has full corporate power and authority to execute and deliver this Agreement, to perform all the terms and conditions hereof and thereof to be performed by it, and to consummate the transactions contemplated hereby and thereby. This Agreement and all other documents delivered or to be delivered by TIMCO in connection with this Agreement have been duly authorized and approved by all necessary and proper corporate action of TIMCO and constitute, and will constitute, the valid and binding obligations of TIMCO enforceable against TIMCO in accordance with their respective terms.

          5.3 No Violation. Neither the execution and delivery by TIMCO of the other documents delivered or to be delivered pursuant hereto by TIMCO and the performance by TIMCO hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in the breach of, or accelerate the performance required by any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of TIMCO, or any covenant, agreement or understanding to which TIMCO is a party, or any order, ruling, decree, judgment, arbitration award or stipulation to which TIMCO is subject, or constitute a default thereunder.

          5.4 Consents and Approvals of Governmental Authorities and Others. No approval or authorization of, filing or registration with, or notification to, any Governmental Authority is required in connection with the execution and delivery of this Agreement by TIMCO or the performance of its obligations hereunder or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Person is required in connection with the execution or delivery of this Agreement by TIMCO, or the performance by TIMCO of any other obligation under this Agreement.

               SECTION 6. REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller and TIMCO as follows:

          6.1 Organization, Good Standing, and Corporate Authority. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arkansas, and has full corporate power and authority to execute this Agreement and the other documents delivered or to be delivered pursuant hereto, to perform all the terms and conditions hereof and thereof to be performed by it, and to consummate the transactions contemplated hereby and thereby. This Agreement and the other documents delivered or to be delivered by Buyer in connection with this Agreement have been duly authorized and approved by all necessary and proper corporate action and constitute, and will constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

          6.2 No Violation. Neither the execution and delivery by Buyer of this Agreement or the other documents delivered or to be delivered pursuant hereto by Buyer and the performance by Buyer hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in the breach of, or accelerate the performance required by any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Buyer or any covenant, agreement or understanding to which Buyer is a party or any order, ruling, decree, judgment, arbitration award or stipulation to which Buyer is subject, or constitute a default thereunder.

          6.3 Consents and Approvals of Governmental Authorities and Others. Except as noted in Schedule 6.3, no approval or authorization of, filing or registration with, or notification to, any Governmental Authority is required in connection with the execution and delivery of this Agreement by Buyer or the performance of its obligations hereunder or the consummation of the transactions contemplated hereby. Except as noted in Schedule 6.3, no consent, approval or authorization of any Person is required in connection with the execution or delivery of this Agreement by Buyer, the purchase by Buyer of the Business and the Purchased Assets, or the performance by Buyer of any other obligation under this Agreement.

          6.4 Obligation to Pay Certain Fees. Neither Buyer nor any of its officers, directors, employees or Affiliates has agreed to pay any fees or commissions to fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

          6.5 Litigation. There are no actions, suits or proceedings pending, or, threatened, by any Person or Governmental Authority challenging the legality, validity or propriety of the transactions contemplated by this Agreement.

            SECTION 6A - TITLE, SURVEY AND REAL PROPERTY CONVEYANCING
                                    MATTERS

          6A.1 Title Policies.

               (a) The Real Property is to be sold and conveyed by an Arkansas form of general warranty deed in proper form for recording, duly executed and acknowledged by Seller (the "Deed") sufficient to vest in Buyer good, marketable and insurable fee simple title to the Real Property, such that the Buyer can obtain at the Closing an ALTA (Form B) Owner's Title Insurance Policy, issued by Chicago Title Insurance Company (the "Title Policy"), in substantially the form of the title commitment set forth in Schedule 6A.1 (the "Title Commitment"). Seller shall cooperate fully with Buyer to assist Buyer in obtaining the Title Policy.

          6A.2 Costs of Title Commitment, Title Policy, Survey, Transfer and Recording Costs.

               (a) Buyer shall be solely responsible for all fees, costs and expenses relating to the Title Commitment and the Title Policy.

               (b) Seller shall be solely responsible for the Survey and any and all real property transfer fees and documentary stamp taxes related to the transfer to the Buyer of the Real Property.

               (c) Buyer shall pay for all recording charges associates with the recording of the general warranty deed. However, Seller shall pay for all recording charges and other expenses associated with the release or discharge of any exceptions to title referenced on the Title Commitment.

                    SECTION 7. COVENANTS OF SELLER AND TIMCO

          7.1 Employees. Seller shall permit Buyer prior to the Closing Date to discuss the possibility of employment following the Closing hereunder with current employees of the Business, and shall not interfere with or impede the Buyer's right to do so, either directly or indirectly. Notwithstanding the foregoing, if the transactions contemplated by this Agreement do not occur, then Buyer or its Affiliates shall not, directly or indirectly (i) induce or attempt to induce any employee of Seller to leave the employ of Seller, or in any way willfully interfere with the relationship between Seller and any of its employees or (ii) for a period of one (1) year after the termination of this Agreement, hire any of Seller's employees without Seller's prior written consent, provided that Buyer shall not be prohibited or limited in any way from hiring any employee of Seller (other than a member of its management) who responds to Buyer's general solicitation not directed at the particular employee.

          7.2 Taxes. Seller or TIMCO shall pay all Taxes arising from the sale of the Purchased Assets pursuant hereto.

          7.3 Access to Offices, Officers, Accountants, Etc. Between the date of execution of this Agreement and the Closing Date, Seller will afford to the officers and authorized representatives of Buyer (including ,without limitation, attorneys, accountants, surveyors, building inspectors, engineers, environmental consultants, insurance brokers, financial advisors and bankers) reasonable access to the offices, officers, properties, Books and Records of Seller and the Business, and to the attorneys, accountants and other representatives of Seller and its Affiliates and to any and all Persons Buyer deems appropriate in order to enable it to consummate the transactions contemplated hereby, and will furnish Buyer with such additional financial and operating data and other information as to the Business and Purchased Assets as Buyer may from time to time reasonably request; provided, however, that such access shall not unreasonably interfere with the operation of the Business by Seller, and such access shall be coordinated with Seller's executive management. Seller will cooperate fully with Buyer to facilitate Buyer's contacting vendors, dealers, customers and such other Persons as Buyer and its representatives may desire to consult in connection with Buyer's investigation of the Business, provided that any such contacts will be also coordinated with Seller's executive management.

          7.4 Cooperation in Buyer's Environmental Investigation. In connection with Buyer's Environmental Investigation, Seller will:

               (a) comply fully and completely with any request for information made by Buyer or its agents in connection with any such investigation;

               (b) assist Buyer or its agents to obtain any records pertaining to Seller or to properties owned, leased or operated by Seller in connection with such an investigation; and

               (c) accord Buyer and its agents access to all areas of the Real Property and other properties owned or operated by Seller in connection with any such investigation.

          7.5 Approvals; Consents. Prior to the Closing, Seller will use its best efforts to obtain the consents of all other parties to all Contracts, Licenses, Leases, Open Orders, Permits, Environmental Permits and other rights of Seller, which require the consent of such parties for the consummation of the transactions contemplated hereby.

          7.6 Seller's Environmental Obligations. Between the date of execution of this Agreement and the Closing:

               (a) Seller will take in a timely manner any and all corrective, response or other actions necessary or appropriate to correct any violations of the Environmental Laws relating to the Business, or to address any Contamination present at or emanating from any Real Property or other real property operated by Seller in connection with the Business, and attributable to any actions taken by Seller or conditions occurring on or prior to the Closing Date (whether or not disclosed by Buyer's Environmental Investigation), so as to conform to any applicable requirements or guidelines (including but not limited to procedures, schedules and cleanup levels) for such corrective or response actions.

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               (b) Seller will provide Buyer with reasonable advance notice of any activities Seller proposes to take in compliance with subsection (a) above on or affecting any Real Property or other properly operated by Seller in connection with the Business. Seller shall undertake these activities in a manner which minimizes any interference with the Buyer's use or enjoyment of or operations on the Real Property or any other such property following the Closing Date.

               (c) Seller will keep Buyer reasonably informed of the initiation, progress and completion of any corrective or response action Seller undertakes in compliance with subsection (a) above. Seller will provide to Buyer copies of all documents and correspondence submitted to and received from third parties, including Governmental Authorities, in connection therewith.

          7.7 Preservation of Business Organization. Seller will conduct the Business in the ordinary course, in a manner consistent with applicable federal, state and local regulations, and use its best efforts to preserve Seller's business relationships intact and to preserve the goodwill of Seller with its suppliers, customers and others having business relations with it up to and including the time of the Closing.

          7.8 Change of the Seller's Name. No more than thirty days following the Closing Date, Seller shall change its corporate name to one not including the names set forth in Schedule 4.3, or words similar thereto.

          7.9 Approval of Certain Transactions. Except as specifically contemplated by this Agreement or as set forth as Schedule 7.9, without the prior written consent of Buyer, Seller will not, in the conduct of the Business:

               (i) incur or agree to incur any liability or obligation or enter into any Contracts, Leases or agreements except in the ordinary course of business, nor amend, modify or terminate any existing Contracts, Leases or agreements;

               (ii) mortgage, pledge or otherwise encumber, or convey any similar interest in, any Purchased Assets or, except in the ordinary course of Seller's operation of the Business and consistent with past practice, sell, lease or convey any interest in any Purchased Assets;

               (iii) make any capital expenditures in excess of an aggregate of $25,000.00;

               (iv) conduct the Business other than in the ordinary course;

               (v) except in the ordinary course of Seller's operation of the Business and consistent with past practice, waive or release any rights with respect to the Purchased Assets or the Business;

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

               (vi) change its methods of accounting;

               (vii) fail to make all regularly scheduled payments on existing debt, Leases and other obligations, nor incur any additional indebtedness except in the ordinary course of business;

               (viii) except in connection with the operation of the cash management system of TIMCO and Seller, declare, make, or pay any distributions or otherwise take any action with respect to its equity interests;

               (ix) increase salaries, benefits or other compensation payable to its employees, independent contractors, or consultants;

               (x) adopt or modify or pay any bonus, pension, profit sharing or other compensation plan or enter into or modify any Contract of, or terms and conditions of, employment other than: (A) offering and employing persons pursuant to at-will employment relationships and terminating employees in accordance with the exercise of prudent business judgment and Seller's policies and practices; and (B) as set forth on Schedule 7.9; or

               (xi) take any other action (A) which would result in an adverse change in the condition (financial or other), of Seller, the Business or the Purchased Assets or (B) which, if taken prior to the date hereof, would constitute a breach of any representation or warranty contained in Section 4 of this Agreement.

          7.10 Exclusive Dealing. Seller and TIMCO will not from the date hereof until the Closing Date:

               (i) solicit or initiate discussions or engage in negotiations with any Person other than Buyer (whether or not such discussions are initiated by Seller), with respect to the possible acquisition of Seller, the Business or all or any part of the Purchased Assets (except for sales in the ordinary course of the Business consistent with Seller's past practices) by such Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise);

               (ii) provide any information with respect to Seller, the Business or the Purchased Assets to any Person other than Buyer relating to the possible acquisition of Seller, the Business or the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise); or

               (iii) enter into a transaction with any Person other than Buyer concerning the possible acquisition of Seller, the Business or the Purchased Assets by such

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

Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise).

          7.11 Seller's Insurance. Until the fourth anniversary of the Closing Date, Seller shall maintain in full force and effect comprehensive insurance policies covering product liability claims with respect to the Business and the products sold and services provided by Seller prior to the Closing Date and insuring against claims now or hereafter made and shall deliver to Buyer evidence of such insurance and proof of premium payments within sixty (60) days of the issuance of each such policy. If such insurance is proposed to be cancelled or reduced below $200 million, TIMCO shall provide Buyer with at least sixty (60) days' advance notice thereof, setting forth with reasonable specificity the proposed change, unless the effect of such change is to extend or increase coverage under such policy. Any insurance policies insuring similar risks maintained by Buyer shall be excess and non-contributory to Seller's policies.

          7.12 Update Schedules. Prior to the Closing Date, Seller and TIMCO, as appropriate, shall disclose to Buyer any information contained in the representations and warranties of Seller and TIMCO contained in Section 4 or 5 or in the Schedules delivered pursuant thereto which is no longer true or complete. Any such disclosure shall not be deemed to modify, amend or supplement Seller's and TIMCO's representations and warranties unless otherwise agreed in writing by Buyer.

          7.13 Employees; WARN. Seller shall promptly pay all wages, salaries and other sums due employees through the close of business on the Closing Date and terminate the employment of all Hired Employees as of such date. Seller shall give all notices, make all filings and retain all non-Hired Employees for such period as is required to comply with the provisions of the Worker Adjustment Retraining and Notification Act and any similar state or local laws with respect to termination of employees of Seller.

          7.14 Intercompany Accounts. As of the Closing Date, Seller, TIMCO and the Business will have cancelled and forgiven (without recourse), as between Seller and/or TIMCO, on the one hand, and Buyer and the Business, on the other hand, all amounts with respect to any intercompany accounts or otherwise (i) due by Seller or TIMCO to the Business or (ii) due by the Business to Seller or TIMCO, except for those liabilities assumed by Buyer pursuant to this Agreement and except for payables for products sold or shipped to the Business by Seller or TIMCO following the Closing Date or for receivables for products sold or shipped by the Business to Seller, TIMCO or any other Affiliate of Seller. Any liability for Taxes arising from such cancellation and forgiveness of intercompany accounts shall be the responsibility of Seller and TIMCO, and Buyer shall have no responsibility for any such Taxes.

          7.15 Further Assurances. From time to time after the Closing, at Buyer's, Seller's or TIMCO's request and without further consideration, the other parties will execute and deliver such other and further instruments of conveyance, assignment and transfer, and take such other action as the party making such request may reasonably specify for, in the case of Buyer, the more effective conveyance, transfer and enjoyment of the Purchased Assets to Buyer or, in the case of Seller or TIMCO, for any other purpose provided for in, or reasonably contemplated by, this Agreement. To the extent that the assignment of confidentiality and noncompetition agreements to Buyer is not enforceable against the other parties to such agreements, Seller will use its best efforts to enforce such agreements with respect to the Business for Buyer's benefit. Seller will cooperate with Buyer in obtaining execution of any documents by current or prior employees of Seller with respect to inventions, invention disclosures and patent applications for goods or processes invented prior to the Closing Date.

          7.16. Delivery and Retention of Records. At Closing, Seller will deliver to Buyer Books and Records of the types and in the categories set forth on Exhibit "C". Seller will remove all other of its Books and Records (generally those pertaining to events or periods prior to June 30, 2000) from the Real Property within sixty (60) days following Closing but will retain those relating to closed work orders for applicable warranty period and make the same reasonably available to Buyer in the event of a Warranty Claim.

          7.17. Kellstrom Inventory. On or before September 29, 2002, Seller and TIMCO will cause Kellstrom, or the joint venture between Kellstrom and Seller to remove all inventories of parts, work-in-process and equipment stored by it in Building 300 of the Real Property. Commencing on September 30, 2002, Buyer shall have right, at Buyer's option, to remove any such items not so removed by Seller and to deliver all such items into storage in Seller's name or to TIMCO at the address stated in Section 16.7, or at such other single address as Seller or TIMCO may specify. All removal, storage, transportation and disposal costs shall be paid solely by Seller, or, at Buyer's option, Seller shall reimburse Buyer for the same. In addition to the indemnification provided for in Section 13, Seller and TIMCO, jointly and severally, shall indemnify Buyer, absent Buyer's gross negligence or willful misconduct, from, against and on account of all costs, expenses, loss or damage suffered or incurred by it arising from, out of or on account of the continued storage of such inventory and equipment at the Real Property following Closing and the removal, transportation, storage or disposal of all or any of the same. Such indemnification shall cover all costs of insuring such items and any claims by any Person for loss or damage to the same.

                          SECTION 8. COVENANTS OF BUYER

          8.1 Confidentiality. If the transactions provided for herein are not consummated, unless otherwise required by law, Buyer and its officers, agents and representatives will hold in strict confidence all confidential business information obtained from Seller and its officers, agents or representatives and will promptly return to Seller all documents obtained from Seller and its officers, agents or representatives and all copies of such documents made by Buyer and its officers, agents and representatives, or, alternatively, if requested by Seller, will destroy all such documents and copies, as well as all analyses, compilations, summaries, studies or other documents prepared by Buyer or its officers, agents and representatives which contain such information obtained from Seller or its officers, agents or representatives; provided, Buyer may retain any documents obtained from Seller or prepared by Buyer if Buyer reasonably determines that litigation may result from the failure to consummate the transactions and such documents may be relevant in such litigation.

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

          8.2 Hired Employees, Consultant.

               (a) Buyer intends to offer employment to certain of Seller's employees on terms and conditions determined by Buyer.

               (b) Provided she remains in the employ of Seller or TIMCO in all relevant periods, during the month of August 2002 Seller will make the Person listed on Schedule 8.2(b) reasonably available to Buyer (consistent with the needs of TIMCO and its Affiliates for her services), at Buyer's expense, for consultation and training of Buyer's employees and will further provide Buyer with reasonable access to such Person to answer Buyer's questions during the six-month period commencing September 1, 2002 and ending February 2, 2003.

          8.3 Resolution of Warranty Claims. Subject to the terms and conditions set forth in this Agreement, as additional consideration for the Purchased Assets, following Closing Buyer shall perform the necessary repairs on account of Warranty Claims up to an aggregate of Three Hundred Fifty Thousand Eight Hundred Twenty-eight and Sixty-two Hundredths Dollars ($350,828.62) ("the Warranty Claims Limit") at Buyer's standard rates for parts and labor listed and described on Schedule 8.3(b), which rates shall be reviewed and approved annually by Seller's representative. As between the parties, Buyer shall undertake to resolve all Warranty Claims in accordance with the Warranty Protocol constituting Exhibit "D". In the event of a dispute regarding a Warranty Claim, the parties may resolve the dispute in the manner specified in Sections 16.6 and 2.5 hereof.

          8.4 Books and Records. From and after the Closing Date, to the extent reasonably required by TIMCO in connection with the preparation of Seller's financial statements, Tax Returns or in connection with litigation or other legitimate purposes, Buyer shall (subject to applicable contractual and privacy obligations) allow TIMCO and its agents access to all business records and files held by Buyer related to the Business which pertain to periods prior to the Closing Date. Such access shall be granted upon reasonable advance notice during normal working hours, and TIMCO shall have the right, at its own expense, to make copies of any such records and files, provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of the Business.

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                           SECTION 9. NON-COMPETITION

          9.1 Restrictive Covenant.

               (a) During the Rebate Period and for a period of two (2) years thereafter (the "Restricted Period"), but in no event less than five (5) years after the Closing Date, Seller and TIMCO shall not, directly or indirectly, as a proprietor, equityholder, investor, (other than passive ownership of 2% or less of any publicly-traded company), partner or representative, through or in association with any Person, or otherwise (i) engage in Repairs; (ii) own or acquire any interest in any business which is engaged in Repairs; (iii) solicit on its own behalf or on behalf of any other Person, or attempt to solicit, any customers of Buyer in connection with the performance by Seller, TIMCO or such other Person of Repairs; (iv) solicit, induce or attempt to induce any of the employees or independent contractors of Buyer to terminate their employment or contractual relationships with Buyer; (v) act as a consultant or advisor, or loan or otherwise provide funds or assistance of any sort, to, or otherwise engage, any Person who or which is or is attempting to engage in any of the activities listed in clauses (i) through (iv) hereof; or (vi) take any action which may impair the relationship between Buyer and suppliers and customers of, or others having relationships with, the Business; provided that the Restricted Period with respect to clause (iv) hereof shall be limited to the two-year period following the Closing Date. Notwithstanding the foregoing, Seller and TIMCO may: (x) conduct Repairs for aircraft that TIMCO and its Affiliates are maintaining for their customers at TIMCO's and its subsidiaries' facilities; and
(y) solicit customers of Buyer for TIMCO's and its subsidiaries, other businesses, including businesses outside the scope of this Section 9.1 and activities that TIMCO or its Affiliates may engage in as described in clauses
(x) and (y) of this sentence. For purposes of this covenant, the term "Repair" shall mean the performance of maintenance and repair activities on flight surfaces.

               (b) This covenant-not-to-compete shall not apply: (i) to any Person that meets all of the following: (A) it is not an Affiliate of TIMCO, (B) it is acquiring all of the stock, a "substantial piece" of the stock, or all or substantially all of the assets of TIMCO and (C) at the time of such acquisition it is engaged in the manufacture, construction, maintenance or repair of airframes or airplane components (so long as any business of the acquiring Person that is competitive with the Business is not conducted by such Person through TIMCO or its subsidiaries); or (ii) to any Person that both is (A) not an Affiliate of TIMCO and (B) acquiring all of the stock or all or substantially all of the assets of any subsidiary of TIMCO (so long as any business of the acquiring Person that is competitive with the Business is not conducted by such Person through such subsidiary). For purposes of this covenant, a "substantial piece" of the stock of TIMCO shall mean 20% or more of the outstanding voting power of the TIMCO.

               (c) Seller and TIMCO acknowledge and agree that the customers of the Business are located throughout the United States and in many foreign countries, that the Business has international scope and that the restrictions contained in this Section 9 are reasonable and necessary to protect and preserve the Business and to confer fair value on Buyer in exchange for the Purchase Price.

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

          9.2. Equitable Relief. Seller and TIMCO hereby acknowledge that any breach by any of them of their obligations under this Section 9 would cause substantial and irreparable damage to Buyer and its Affiliates and that money damages would be an inadequate remedy therefor. Accordingly, each acknowledges and agrees that Buyer or any Affiliate of Buyer shall be entitled to an injunction, specific performance and/or other equitable relief to prevent the breach of such obligations (in addition to all other rights and remedies to which such party may be entitled in respect of any such breach).

          9.3. Enforceability. In the event that a court of competent jurisdiction determines that any of the provisions of this Section 9 would be unenforceable as written because they cover too extensive a geographic area, too broad a range of activities, too long a period of time or otherwise, then such provisions shall automatically be modified to cover the maximum geographic area, range of activities and period of time as may be enforceable, and, in addition, such court or arbitrators are hereby expressly authorized so to modify this Agreement and to enforce it as so modified. No invalidity or enforceability of any section of this Agreement or any portion thereof shall affect the validity or enforceability of any other section or of the remainder of such section.

                       SECTION 10. CONDITIONS PRECEDENT TO
                            THE OBLIGATIONS OF BUYER

          The obligation of Buyer to acquire the Purchased Assets, pay the Purchase Price and assume the Assumed Liabilities is subject to the satisfaction or waiver in writing by the Buyer, on or prior to the Closing Date, of each of the following express conditions precedent:

          10.1 Corporate Action. All corporate and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Seller or TIMCO shall have been duly taken prior to the Closing, and Seller and TIMCO shall each have delivered to Buyer a certificate of a duly authorized officer of Seller or TIMCO, as the case may be, to that effect with respect to Seller or TIMCO.

          10.2 Representations and Warranties. The representations and warranties of Seller and TIMCO made in or pursuant to this Agreement (without giving any effect to the modifications to the Schedules contemplated in Section 7.12) shall be true and correct on and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date (except for representations and warranties that expressly relate to a specified date, which need be true and correct only as of the specified date), and there shall have been delivered to Buyer a certificate to that effect, dated the Closing Date, signed by TIMCO and a duly authorized officer of Seller.

          10.3 Performance of Obligations. Each and all of the covenants and agreements of Seller and TIMCO to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with or duly waived, and there shall have been delivered to Buyer a certificate to that effect, dated the Closing Date, signed by duly authorized officers of Seller and TIMCO.

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

          10.4 Due Diligence Investigation. The results of Buyer's due diligence investigation, including, but not limited to, the Environmental Investigation, shall have been satisfactory to Buyer.

          10.5 Instruments of Conveyance, Etc. Seller shall have executed and delivered such deeds, bills of sale, assignments and other instruments of transfer and conveyance, certificates of title and other documents as shall be reasonably required by Buyer for the transfer to the Buyer of all of Seller's right, title and interest in and to the Purchased Assets, free and clear of any Liens or shall have delivered, with such instruments and documents, financing statement releases or termination statements with respect to any security interests constituting Liens on the Purchased Assets.

          10.6 Delivery of Physical Possession. Seller shall have delivered physical possession of all Real Property, Equipment, Inventory, Technical Information and Tangible Purchased Assets and any tangible evidence of all Intellectual Property, Material Contracts, Open Orders and Accounts Receivable to Buyer.

          10.7 Opinion of Counsel. Buyer shall have been provided with an opinion of Seller's counsel substantially in the form of Exhibit "B," attached hereto.

          10.8 Required Consents. Seller shall have obtained all consents and approvals of all Persons and all Governmental Authorities required for the transactions contemplated hereby.

          10.9 Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or Governmental Authority: (i) challenging any of the transactions contemplated by this Agreement; (ii) seeking monetary relief by reason of the consummation of such transactions; or (iii) which would materially adversely affect the Purchased Assets or the Business following the Closing Date.

          10.10 Governmental Action; Damage to Property. There shall not have occurred any (i) seizure by any Governmental Authority of all or a portion of the Purchased Assets, or (ii) damage, destruction or other impairment (whether or not covered by insurance) of or to all or a portion of the Purchased Assets, including, without limitation, damage, destruction or other impairment caused by theft, fire, any casualty or the negligence of any Person, including Seller.

          10.11 UCC-3 Lien Release. The pay-off statements and UCC-3 termination statements and/or mortgages satisfaction pieces releasing and terminating any liens and security interests on the Assets identified on Schedule 10.11.

          10.12 No Material Adverse Change. There shall have been no Material Adverse Change to the financial condition of Seller or the Business.

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

                       SECTION 11. CONDITIONS PRECEDENT TO
                            THE OBLIGATIONS OF SELLER

          The obligation of Seller to sell or otherwise transfer the Purchased Assets hereunder is subject to the satisfaction, or waiver in writing by Seller, on or prior to the Closing Date, of each of the following express conditions precedent:

          11.1 Corporate Action. All corporate and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Buyer shall have been duly taken prior to the Closing, and Buyer shall have delivered to Seller a certificate of a duly authorized officer of Buyer to that effect.

          11.2 Representations and Warranties. The representations and warranties of Buyer made in or pursuant to this Agreement shall be true and correct on and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date, and there shall have been delivered to Seller a certificate to that effect, dated the Closing Date, signed by a duly authorized officer of Buyer.

          11.3 Performance of Obligations. Each and all of the covenants and agreements of Buyer to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed or complied with or duly waived, and Buyer shall have delivered to Seller a certificate to such effect, dated the Closing Date, signed by a duly authorized officer of Buyer.

          11.4 Payment. Buyer shall have paid the Purchase Price to Seller in accordance with Section 2.4 of this Agreement.

          11.5 Documents. Buyer shall have executed and delivered such agreements and undertakings confirming Buyer's assumption of the Assumed Liabilities as Seller shall reasonably request.

          11.6 Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or Governmental Authority: (i) challenging any of the transactions contemplated by this Agreement or (ii) seeking monetary relief by reason of the consummation of such transactions.

                    SECTION 12. SURVIVAL OF REPRESENTATIONS,
                            WARRANTIES, AND COVENANTS

          All representations and warranties made by Seller, TIMCO or Buyer as to any fact or condition existing on or before the Closing Date in this Agreement, in any exhibit, schedule or in any certificate delivered pursuant hereto shall survive the Closing for a period of two years, except the representations and warranties in the first two sentences of Section 4.12(a), and in Sections 4.15 and 4.25, which shall survive for the applicable limitations period; provided, that there shall be no termination of any such representation or warranty as to which a claim has been asserted in writing prior to the termination of any such survival period. All such representations and warranties shall be unaffected by any investigation made by or on behalf of Buyer, Seller or TIMCO or by any knowledge obtained as a result thereof or otherwise. Except as otherwise expressly provided in this Agreement, all covenants, agreements, undertakings and indemnities set forth in this Agreement shall survive indefinitely.

                           SECTION 13. INDEMNIFICATION

          13.1 Indemnity by Seller and TIMCO. Seller and TIMCO, jointly and severally, shall defend, indemnify and hold Buyer, its officers, directors, employees, subsidiaries and Affiliates harmless from and against all Losses arising out of or resulting from:

               (a) any breach of the representations and warranties made by Seller or TIMCO in or pursuant to this Agreement or the failure of such representations and warranties to be true and correct;

               (b) any failure by Seller or TIMCO to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents delivered by Seller pursuant to this Agreement;

               (c) any failure of Seller to pay and discharge any Excluded Liabilities;

               (d) any Product Liabilities;

               (e) any liability imposed on Buyer arising out of Seller's failure to comply with any applicable bulk sales or bulk transfer laws in connection with the transactions contemplated by this Agreement; and

               (f) any suit, action or other proceeding brought by any Person or Governmental Authority asserting any of the matters referred to in this Section 13.1; and

               (g) any losses associated with the Kellstrom inventory, as described in Section 7.17.

          13.2 Indemnity by Buyer. Buyer will indemnify and hold Seller and TIMCO harmless from and against all Losses arising out of or resulting from:

               (a) any breach of any representations and warranties made by Buyer in or pursuant to this Agreement or the failure of such representations and warranties to be true and correct;

               (b) any failure by Buyer to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or any of the documents and materials delivered by Buyer pursuant to this Agreement;

               (c) the failure by Buyer to pay, discharge or perform any Assumed Liabilities;

               (d) any claims asserted by third parties against Seller or TIMCO relating to the ownership, occupation or operation of the Business or the Purchased Assets by Buyer after the Closing Date; and

               (e) any suit, action, or other proceeding brought by any Person or Governmental Authority asserting any of the matters referred to in this
Section 13.2.

          13.3 Notice of Claim. The indemnified party shall promptly notify each indemnifying party in writing in reasonable detail of any claim, demand, action or proceeding for which indemnification will be sought under this Section 13.

               (a) If such claim, demand, action or proceeding is a third party claim, demand, action or proceeding (a "Third Party Claim"), an indemnifying party will have the right, at its expense, to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such Third Party Claim. In connection with any such Third Party Claim, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such Third Party Claim shall be settled without the prior written consent of the indemnified party. If a firm written agreement is made by, or with the approval of, the indemnifying party to settle any such Third Party Claim and the indemnified party unreasonably refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such Third Party Claim; (ii) the maximum liability of the indemnifying party relating to such Third Party Claim shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such Third Party Claim is greater than the amount of the proposed settlement; and (iii) the indemnified party shall pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement by the indemnified party.

               (b) If such claim for indemnification is not a Third Party Claim, Seller, TIMCO and Buyer shall resolve the same by mediation as provided in
Section 16.6, or if mediation is unsuccessful, by arbitration in the manner set forth in Section 2.5(b) for the resolution of disputes thereunder, and the decision of any arbitrator selected for such purposes shall be final, binding and unappealable by either party and may be enforced by either party in any court of competent jurisdiction.

          13.4. Limits on Indemnification. The total aggregate liability of Seller and TIMCO for any claims for Losses arising under Sections 13.1 and 13.2 shall not exceed the Purchase Price. Additionally, until the aggregate amount of such Losses incurred by Buyer, taken together, exceeds the Threshold Amount, no indemnification shall be available; provided, however, that once such aggregate Losses exceed the Threshold Amount indemnification shall be had to the full extent of all Losses, including the first $250,000; and provided further that the Threshold Amount shall not be applicable to Losses suffered or incurred by Buyer on account of Excluded Liabilities or any breach of Seller's warranty of title to the Purchased Assets, as set forth in Section 4.12. .

          13.5 Indemnity Payments. The parties shall use their best efforts to reach agreement as to the treatment of any payments by one party to the other made pursuant to this Article 13 on their respective tax returns.

          13.6. Termination of Indemnification.

               (a) As to Buyer. The right of Buyer to be indemnified under this
Section 13 shall survive until the second anniversary of the Closing Date, except that Buyer's right to indemnification shall extend:

                    (i) as to matters relating to Seller's title to the Purchased Assets, Taxes or Environmental Matters (including, without limitation, those covered by the warranties respectively in Sections 4.12(a), 4.15 and 4.25), or as to Seller's and TIMCO's covenant to indemnify contained in Section 13.1(c), until the termination of the applicable statute of limitations (including any waivers or extensions thereof agreed to by Buyer); and

                    (ii) as to matters arising from Third Party Claims, until the termination of the applicable statute of limitations on such claims (including any tolling thereof).

               (b) As to Seller and TIMCO. The right of Seller and TIMCO to be indemnified under this Section 13 shall survive until the second anniversary of the Closing Date, except that Seller's and TIMCO's right to indemnification shall extend, as to matters arising from Third Party Claims, until the termination of the applicable statute of limitations on such claims (including any tolling thereof).

               (c) Exceptions. Notwithstanding subsections (a) and (b) hereof:

                    (i) any indemnity claim based on fraudulent misrepresentations or fraudulent material omission or fraudulent breach of warranty shall survive without any time limitations; and

                    (ii) any indemnity claim based on any matter which has been described in a notice to an indemnifying party pursuant to Section 13.3 of this Agreement prior to the expiration of the applicable time limitation set forth in subsections (a) and (b) above shall survive until the claim is finally resolved.

          13.7 Set Off. Buyer may and is hereby authorized at any time and from time to time to set off and apply against any sum which is due and payable to Seller or TIMCO by Buyer under this Section 13 or as a Rebate pursuant to
Section 14 any sum, liability or other obligation which may be owed to Buyer by Seller or TIMCO under this Agreement, pending final determination of such matters. The rights under this Section 13.7 are in addition to any other rights and remedies which Buyer may otherwise have.

                    SECTION 14. INVENTORY ADJUSTMENT; REBATE

          14.1 Post-Closing Inventory Adjustment.

               (a) Sale of Specified Inventory and ASI Parts. Following the Closing, Buyer and TIMCO shall use their collective reasonable commercial efforts to sell the Specified Inventory and ASI Parts listed on Schedules 14.1(a)-1 and -2, respectively. Within sixty (60) days after the first anniversary of the Closing Date, Buyer will deliver to TIMCO a Post-Closing Inventory Statement covering the immediately preceding twelve (12) month period. Consistent with the requirements for the conduct of Buyer's business, it will use reasonable efforts to use items from the Specified Inventory and ASI Parts to fill orders for work. During the twelve-month period following Closing, Buyer will not sell items from the Specified Inventory or sell or consume ASI Parts outside of the ordinary course of business or at a discount in excess of seventy-five percent (75%) of Buyer's cost without consultation with TIMCO. TIMCO shall have the right to review Buyer's records at Buyer's offices within thirty (30) days after it receives the Post-Closing Inventory Statement upon at least five (5) days' notice to Buyer; provided that such review does not unduly interfere within normal operations of Buyer's business and that TIMCO will retain in strict confidence, except for the purposes of this Agreement, all information obtained by it during that review.

               (b) Rebate Credit. (i) If Total Sales of Specified Inventory during the twelve-month period following the Closing Date have not relieved the Specified Inventory to an amount which has a value (determined as set forth in Section 4.11) less than the Minimum Inventory Value, then Buyer shall be entitled to a credit as an additional post-closing adjustment (the "Rebate Credit") in the amount of the difference between the value of the Specified Inventory on the first anniversary of the Closing Date and the Minimum Inventory

Value. The Rebate Credit shall reduce the Rebate otherwise payable to TIMCO, as described in Section 14.2(b).

                    (ii) If ASI Parts remain on the first anniversary of the Closing Date because of obsolescence based on lack of usage or traceability, then Seller shall promptly make a Cash Payment to Buyer equal to one-third (1/3) of the value of the remaining ASI Parts, and the remaining two-thirds (2/3) of the value of ASI Parts shall be added to the Rebate Credit; provided that, in no event shall the Cash Payment required under this subsection (ii) exceed $200,000 or the Rebate Credit exceed $400,000. For purposes of this subsection, the ASI Parts shall be valued using the same accounting principles, Inventory costing standards and basis as were employed by Seller in the preparation of the June 30 Balance Sheet. TIMCO shall be entitled to receive delivery of ASI Parts designated by TIMCO from among those designated by Buyer and Seller as obsolete having a value (determined as herein provided) equal to the Cash Payment.

          14.2 Rebate.

               (a) Best Efforts. TIMCO shall use its commercially reasonable best efforts to create business opportunities for Buyer and Buyer's Affiliates, for which TIMCO will receive a Rebate (as hereinafter defined).

               (b) Eligible Period; Rebate Calculation; Payment. With respect to each twelve month period during the Eligible Period and any subsequent renewal thereof mutually agreed to by the parties, TIMCO may become entitled to receive a rebate (the "Rebate") from Buyer with respect to "Annual Revenue" (as hereinafter defined) according to the following schedule: (i) 3.5% of the first Twenty Million Dollars ($20,000,000) of Annual Revenue; and (ii) 5.0% of Annual Revenue greater than Twenty Million Dollars ($20,000,000). Buyer shall pay the amount of each Rebate to TIMCO within forty-five (45) days after the amount of Annual Revenue is determined by Buyer, but in no event later than seventy-five
(75) days after the end of the Eligible Period to which it relates. Notwithstanding the foregoing, Buyer shall have no obligation to make any payment of a Rebate to TIMCO until the Rebate Credit has been eliminated.

               (c) Annual Revenue. "Annual Revenue" shall mean such revenue actually received by Buyer or its Affiliates during any Eligible Period that directly results from sales by Buyer or its Affiliates of products or services:
(i) to TIMCO or its Affiliates if neither TIMCO nor any of its Affiliates acquired such product or services from any Affiliate of Buyer prior to the date of execution of this Agreement; or (ii) to any other Person introduced to Buyer or its Affiliates directly by TIMCO. The parties shall mutually agree whether TIMCO has made a direct purchase from Buyer or its Affiliates or a customer has been introduced by TIMCO and shall develop mutually satisfactory forms and procedures for such purpose; provided that for TIMCO to be entitled to a Rebate, each such purchase transaction or referral of a lead shall relate to a specific part or service to be provided by Buyer or its Affiliates. Any product return or rebate given by Buyer or its Affiliates on any such sale shall decrease the Annual Revenue in the corresponding amount for the applicable Eligible Period.

               (d) Right of Review/Dispute Resolution. TIMCO shall have an annual right to review Buyer's records with respect to the generation of Rebates hereunder to the extent and at the times provided in Subsection 14.1(a). All disputes arising hereunder as to TIMCO's entitlement to, or the amount of, any Rebates shall be resolved by mediation and, if unsuccessful, then by binding arbitration, as set forth respectively in Sections 16.6 and 2.5 of this Agreement.

                      SECTION 15. TERMINATION AND AMENDMENT

          15.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

               (a) by mutual written agreement of Buyer and Seller;

               (b) by Buyer, if at any time it reasonably determines that the conditions precedent to its obligations hereunder in Section 10 hereof will not be satisfied prior to August 31, 2002; provided that it gives timely notice of that determination to Seller and a reasonable time period for Seller to comply with the Closing conditions. In such event, Buyer shall not have the right to terminate prior to August 31, 2002 if Seller undertakes such compliance promptly and diligently;

               (c) by Seller, if at any time it reasonably determines that the conditions precedent to its obligations hereunder in Section 11 hereof will not be satisfied prior to August 31, 2002; provided it gives timely notice of that determination to Buyer and a reasonable time period for Buyer to comply with the Closing conditions. In such event, Seller shall not have the right to terminate prior to August 31, 2002 if Buyer undertakes such compliance promptly and diligently;

               (d) by Buyer, if the transactions contemplated hereby have not been consummated, through no fault or failure of Buyer, on or before August 31, 2002; or

               (e) by Seller, if such transactions have not been consummated, through no fault or failure of Seller, on or before August 31, 2002.

          15.2 Effect of Termination. If either Buyer or Seller terminates this Agreement pursuant to Section 15.1, this Agreement, except for the provisions of Sections 9 and 16.3, shall become void and have no effect. Notwithstanding the foregoing, nothing in this Section 15.2 shall relieve any party to this Agreement for breach of any provision of this Agreement. If it is judicially determined that termination of this Agreement was the result of any intentional breach of this Agreement, then, in addition to other remedies at law or in equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other party for its respective costs, fees and expenses of counsel, accountants, financial advisors or other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation.

          15.3 Amendment. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or affect in any way any rights arising by virtue of any breach or default prior or subsequent to such occurrence.

                               SECTION 16. GENERAL

          16.1 Costs and Expenses. Each of the parties hereto shall pay, without right of reimbursement from the other, all costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated, including, without limitation, fees and disbursements of legal counsel, accountants and consultants employed by the respective parties hereto in connection with the transactions contemplated by this Agreement.

          16.2 Parties in Interest; Assignment.

               (a) This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, this Agreement is not made for the benefit of any Person not a party hereto, and nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement, or any provision hereof.

               (b) This Agreement shall not be assigned by Buyer, Seller or TIMCO without: (i) in the case of a proposed assignment by Buyer, the prior written consent of Seller; or (ii) in the case of a proposed assignment by Seller or TIMCO, the prior written consent of Buyer; provided, that Buyer shall have the right to assign all or any portion of its rights and obligations under this Agreement to an Affiliate of Buyer without Seller's or TIMCO's consent (including the right to receive title to any portion of the Purchased Assets). Any such assignment shall not release Buyer from its obligations herein, including its obligations with respect to the Assumed Liabilities.

          16.3 Confidentiality. Each party to this Agreement shall take all reasonable precautions to maintain the confidentiality of the negotiation or existence of this Agreement, the identity of the parties hereto and any nonpublic information concerning the other parties or their Subsidiaries or Affiliates provided to or discovered by any of them or their respective representatives and shall not disclose any of the above information to anyone other than (i) those people directly involved in the investigation and negotiations pertaining to the transactions contemplated by this Agreement, including, without limitation, attorneys, accountants and similar representatives, (ii) such lenders or investors as may be necessary to finance the transactions contemplated hereby and (iii) such Persons or Governmental Authorities whose consents or approvals may be necessary or to whom notice needs to be given to permit consummation of the transactions contemplated hereby.

          16.4 Public Statements. Neither Seller nor TIMCO, on the one hand, nor Buyer, on the other hand, shall, without the prior written consent of the other party hereto, make or cause to be made any press release or other public statement or announcement that directly or indirectly discloses the transactions contemplated by this Agreement; provided, however, that Buyer and Seller (or TIMCO) may make any public disclosure which it is advised by independent counsel it is required to make by applicable law or any listing or trading agreement concerning its securities.

          16.5 Choice of Law. This Agreement shall be governed by, construed, interpreted, and the rights of the parties determined, in accordance with the laws, including equitable principles but without regard to principles of conflict of laws, of the State of Delaware.

          16.6 Mediation. In the event of a dispute arising out of or related to this Agreement (other than with respect to the calculation of Total Operating Assets, as set forth in Section 2.5), the parties shall, prior to initiating litigation, first submit the dispute to non-binding mediation under the commercial mediation rules of the American Arbitration Association at its Wilmington, DE offices. The parties hereby acknowledge and agree that such mediation shall be deemed to be in the nature of settlement discussions and that neither the fact that such discussions took place, nor any statement or conduct of any participant in such discussions shall be admissible into evidence in any subsequent litigation or in any arbitration or other dispute resolution proceeding involving the parties. It is further understood and agreed that any disclosure in any form, including oral, by any Person participating in such mediation shall not operate as a waiver of any privilege, including work product or attorney-client privilege, applicable to the subject matter thereof. If mediation is not successful, the dispute shall be resolved by the parties by arbitration in the manner set forth in Section 2.5, and the decision of the arbitrator shall be final, binding and non-appealable by any party and may be enforced by either party in any court of competent jurisdiction.

          16.7 Notices. Any notice, request, consent, waiver or other communication required or permitted to be given hereunder shall be effective only if in writing and shall be deemed sufficiently given only if delivered in person or sent by telecopy, by a nationally-recognized overnight courier or by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

          If to Seller or TIMCO:

               TIMCO Aviation Services, Inc.
               623 Radar Road
               Greensboro, NC  27410-6221
               Attention: C. Robert Campbell, Executive Vice President and CFO
               Fax: (336) 665-9508
               with a copy to:

               Philip B. Schwartz, Esquire
               Akerman, Senterfitt & Eidson, P.A.
               One Southeast Third Avenue
               Miami, FL 33131
               Fax: (305) 374-5095

          If to Buyer:

               Airborne Nacelle Services, Inc.
               c/o Richard M. Eisenstaedt, Esquire
               Vice President and General Counsel
               Triumph Group, Inc.
               Four Glenhardie Corporate Center
               1255 Drummers Lane, Suite 200
               Wayne, Pennsylvania 19087
               Fax: (610) 975-0563

               with a copy to:
               Richard N. Weiner, Esquire
               Stradley, Ronon, Stevens & Young, LLP
               2600 One Commerce Square
               Philadelphia, PA  19103-7098
               Fax: (215) 564-8120

or to such other Person or address as either such party may have specified in a notice duly given by the sender as provided herein. Such notice or communication shall be deemed to have been given as of the date so personally delivered, on the business day following delivery by sender to such an overnight courier, three (3) business days after mailing or when receipt is confirmed if delivered by telecopy.

          16.8 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the documents referred to herein as having been entered into by any of the parties or delivered by a party to another party constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, representations and warranties, whether oral or written, relating to the subject matter hereof.

          16.9 Cumulative Remedies. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies a party may otherwise have at law or in equity.

          16.10 Waiver. Any failure of Seller or Buyer to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Buyer, in the case of any such failure by Seller or TIMCO, or by Seller, in the case of any such failure by Buyer, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 16.10.

          16.11 Severability. The unenforceability or invalidity of any Section or subsection or provision of this Agreement shall not affect the enforceability or validity of the balance of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

          16.12 Headings. The headings of the Sections and subsections contained in this Agreement are for reference purposes only and shall not in any way affect the meaning, interpretation, enforceability or validity of this Agreement.

          16.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all of which together will constitute one and the same agreement.

          16.14 Facsimiles. Any facsimile signature of any party hereto or to any other agreement executed in connection herewith shall constitute a legal, valid and binding execution hereof by such party.

          16.15 Construction. Seller, TIMCO and Buyer hereby acknowledge and agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require. Section, Exhibit and Schedule references contained in this Agreement refer to those contained in or attached to this Agreement unless otherwise specified, and all such Schedules and Exhibits shall be deemed incorporated in this Agreement by reference.

          16.16 Restrictions on Trading of Securities. Prior to the Closing, neither Seller, TIMCO or any of their Affiliates, on the one hand, nor Buyer or its Affiliates, on the other, shall, directly or indirectly, engage in any purchase or sale of any equity security, or security convertible into an exchangeable for such an equity security, of the other, including engaging in the purchase or sale of options or any other derivative securities of the other.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                          [Buyer]

                                          AIRBORNE NACELLE SERVICES, INC.


                                          By: /s/ John Bartholdson
                                             -----------------------------------

                                          Title: Vice President
                                                --------------------------------


                                          [Seller]

                                          AEROCELL STRUCTURES, INC.


                                          By: /s/ C. Robert Campbell
                                             -----------------------------------

                                          Title: Executive Vice President and
                                                --------------------------------
                                                 Chief Financial Officer
                                                --------------------------------

                                          TIMCO AVIATION SERVICES, INC.


                                          By: /s/ C. Robert Campbell
                                             -----------------------------------
                                          Title:  Executive Vice President and
                                                --------------------------------
                                                  Chief Financial Officer
                                                --------------------------------

                         GUARANTY OF TRIUMPH GROUP, INC.

          Triumph Group, Inc., a Delaware corporation and the parent corporation of Buyer, hereby absolutely, unconditionally and irrevocably guarantees the payment by Buyer at Closing of the Purchase Price, if and to the extent payable. This guaranty shall not apply to any other liability or obligation of Buyer and shall terminate absolutely immediately following Closing. All capitalized terms used herein shall refer to and have the meanings set forth in the foregoing Asset Purchase Agreement.

                                          TRIUMPH GROUP, INC.


                                          By: /s/
                                              ----------------------------------
                                          Title:
                                                 -------------------------------

                            Schedule 1 - Definitions

          "Accounts Receivable" means all accounts and notes receivable of Seller arising from the Business.

          "Affiliate" shall mean any Person who controls, is controlled by, or is under common control with, the designated entity. Ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.

          "Annual Revenue" shall have the meaning set forth in Section 14.

          "ASI Parts" means the items of Inventory identified on Schedule 14.1(a)-2 which are the subject of the Post Closing Inventory Adjustment described in Section 14.1.

          "Assumed Liabilities" means the liabilities and obligations of Seller assumed by Buyer under Section 2.6 of the Agreement, but not including the Excluded Liabilities

          "Books and Records" means all books of account and other financial records of Seller relating to the Business.

          "Business" shall have the meaning set forth in the recitals to the Agreement.

          "Business Day" shall mean a day other than a Saturday, Sunday, holiday or other day on which the New York Stock Exchange is not open for trading activity.

          "Cash Payment" means the amount, if any, which Seller and TIMCO are required to pay to Buyer following the first anniversary of Closing on account of ASI Parts, which Cash Payment shall in no event exceed $200,000.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

          "Closing" means the act or acts by which the transactions contemplated by the Agreement are accomplished.

          "Closing Date" means the date on which the Closing occurs. Unless the parties otherwise agree, any references to "after the Closing Date" means any time after the normal close of business of Seller on the Closing Date.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Computer Software Assets" means all Software, data rights, documentation and associated license, escrow, support and maintenance agreements owned or licensed by Seller and used in the conduct of the Business, including, but not limited to, those listed in Schedule 2.1(h).

          "Contamination" means the uncontained presence of Hazardous Substances at the Real Property or any other property, which may require remediation or otherwise give rise to liability under any applicable law.

          "Contracts" means all of Seller's contracts, orders for spare parts or inventory, distribution agreements, service agreements, development agreements, consulting agreements, guarantees, commitments, instruments and other agreements relating to the acquisition or ownership of any of the Purchased Assets or the operation of the Business.

          "Deed" shall mean the general warranty deed to be delivered by Seller to Buyer at the Closing conveying the Real Property.

          "Eligible Period" shall mean the ten (10) year period following the Closing (or such longer period as the parties may hereafter agree) during which TIMCO shall be entitled to earn Rebates, as set forth in Section 14.2.

          "Environmental Investigation" means the investigation commissioned by Buyer of Seller's compliance with the Environmental Laws, the presence of Hazardous Substances or other toxic or hazardous materials on the Real Property or any other properties owned, leased or operated by Seller and the uses and condition of disposal sites for waste generated in connection with the operations of Seller.

          "Environmental Laws" means all environmental or health and safety statutes, ordinances, regulations, orders, directives, decrees, permits, governmental approvals, contractual requirements and requirements of common law concerning (i) activities relating to the Business, (ii) the Purchased Assets or any other properties or assets owned, leased or operated by Seller in connection with the Business, (iii) repairs or construction of any improvements, (iv) handling of any materials, (v) discharges into the air, soil, surface water or ground water and (vi) storage, treatment or disposal of any waste at or connected with any activity at such properties.

          "Environmental Lien" means any lien against the property held by the United States arising under CERCLA or any other Environmental Law, or any lien held by any other Governmental Authority.

          "Environmental Permit" shall mean any permit, license, approval, consent or authorization issued by a Governmental Authority under or pursuant to any Environmental Law.

          "Equipment" means all machinery, equipment, leasehold improvements, owned trucks, owned automobiles, office furniture, office equipment, computing and telecommunications equipment (including the software loaded on such equipment unless separately listed in Schedule 2.1(h)), including leased equipment if the lease agreement relating thereto is a Lease; existing patterns, dies, jigs, fixtures, tooling, test equipment and working models, including those identified on Schedule 2.1(d).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means an entity the employees of which are treated as the employees of the Seller under Section 414(b), (c), (m) or (o) of the Code.

          "Escrow Agent" means J.P. Morgan Trust Company, National Association.

          "Escrow Agreement" means the Escrow Agreement in the form of Exhibit "A" among Seller, Buyer and Escrow Agent.

          "Escrow Fund" means the fund created pursuant to Section 2.4(b) and disbursed at the time and in the amounts provided for in this Agreement.

          "Excluded Assets" means the assets of Seller specifically excluded from the proposed transaction pursuant to Section 2.2 of the Agreement.

          "Excluded Liabilities" means the liabilities and obligations of Seller relating to the Business, the Excluded Assets or Seller under Section 2.7 of the Agreement.

          "FAA" means the Federal Aviation Administration.

          "Final Balance Sheet" means the adjusted balance sheet of Seller as at the close of business on the Closing Date, prepared in accordance with GAAP applied on a basis consistent with Seller's historical valuation of its assets on its Books and Records.

          "Final Total Operating Assets" means Total Operating Assets, as reflected on the Final Balance Sheet.

          "Financial Statements" means the financial statements of Seller delivered to Buyer pursuant to Section 4.8(a) and included in Schedule 4.8(a)-1.

          "GAAP" means United States generally accepted accounting principles, as established by the Financial Accounting Standards Board (or any successor entity or other organization which assumes or succeeds to the functions or responsibilities of such Board) and as in effect on the date hereof.

          "Governmental Authority" means the government of the United States, any state or political subdivision thereof, any foreign country and any entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

          "Hardware" means all mainframes, mid-range computers, personal computers, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing.

          "Hazardous Substances" means "hazardous substances" or "pollutants or contaminants" as defined pursuant to CERCLA, "regulated substances" within the meaning of Subtitle I of the Resource Conservation and Liability Act, as amended, hazardous substances as defined under any applicable state or local Environmental Laws, petroleum or petroleum products, and any other substance considered toxic, hazardous or a potential threat to human health or the environment under any applicable Environmental Law, the presence of which has resulted or may result in (i) an Environmental Lien, or (ii) a party's incurring costs or liabilities, or (iii) a party's being ordered or directed to investigate, remediate or otherwise respond to a potential environmental threat posed by such substances.

          "Hired Employee" means any employee of Seller to whom Buyer offers employment after the Closing Date and who accepts such offer and commences such employment.

          "Intellectual Property" means all unpatented inventions, invention disclosures, multinational invention registrations, patents and patent applications (including, but not limited to, all reissues, divisions, continuations, continuations-in-part, extensions and re-examinations) and all rights therein provided by law, multinational treaties or conventions; all publications and copyrights; all trade secrets, know-how, formulas, and all common law and registered trademarks, trademark registrations, applications for trademark registrations, trade names (including, but not limited to, the names listed in Schedule 4.3), or any derivation thereof, trade dress, brand names, service marks and logos, whether owned or licensed, including in each case, without limitation, those listed in Schedule 2.1(f).

          "Inventory" means all raw materials inventory, work-in-process inventory, finished goods inventory and spare parts inventory, together with all manufacturing supplies and boxing, labeling and other shipping materials and, to the extent permitted by law, an assignment of all related manufacturer or fabricator warranties, guarantees and indemnities.

          "June 30 Balance Sheet" means the adjusted balance sheet of Seller as at June 30, 2002, prepared in accordance with GAAP applied on a basis consistent with Seller's historical valuation of its assets on its Books and Records and included in the Financial Statements attached to this Agreement in Schedule 4.8(a).

          "Knowledge" or "to a Person's Knowledge" or other similar phrases shall mean facts, the existence of which the Person making a statement knew at the time the statement was made. With respect to Knowledge of Seller or TIMCO, such terms shall mean, and be limited to, the Knowledge of the following individuals: Harold Woody, Steven Pierce, Gil West, Jack Arehart and C. Robert Campbell.

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          "Leased Real Property" means parcels of land, together with all rights, interests and appurtenances therein or thereto, and the buildings, structures, installations, fixtures and other improvements thereon, leased by Seller and used in the Business.

          "Leases" means leases of Equipment and other tangible personal property, leases of Tangible Purchased Assets or intangible personal property, in each case whether classified as a capital or operating lease for accounting purposes.

          "Liabilities and Obligations" means any direct or indirect indebtedness, lease obligation, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or contingent, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, whether arising in contract, tort or otherwise, whether now existing or hereafter arising.

          "Liens" means all mortgages, liens, pledges, charges, security interests, easements, title retention or security agreements, claims, leases, options, rights of first offer or first refusal, confidentiality or secrecy agreements, noncompetition agreements, and other encumbrances or rights of other Persons with respect to any of the Purchased Assets.

          "Losses" means all claims, damages, losses, liabilities, costs and expenses (including attorneys' fees and disbursements and any other legal costs) suffered or incurred by a party.

          "Material Adverse Change" shall have the meaning set forth in Section 4.9.

          "Material Contracts" means any Contract or series of related Contracts which involve the expenditure by Seller of more than $ 25,000 to perform its obligations thereunder or to obtain the benefit thereof or which is or are otherwise material to the operation of the Business or the use and enjoyment of Purchased Assets, including, but not limited to, those listed in Schedule 4.16(a).

          "Material Adverse Effect" means the effect caused by, or resulting from, a Material Adverse Change.

          "Minimum Inventory Value" means the minimum value of the Specified Inventory, which shall not be less than $1,000,000.00.

          "Minimum TOA" means $11,743,465.00.

          "Multiemployer Plan" means a "multiemployer plan" within the meaning of Section 3(37(A)) of ERISA.

          "Open Orders" means all open orders for goods and services with customers of Seller arising from the Business, together with related purchase orders, contracts, subcontracts and accounts receivable and credit support associated therewith.

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          "Other Intangible Assets" means all other intangible assets not specifically defined herein (including causes of action, rights of action, contract rights and warranty and product liability claims against third parties) constituting part of the Purchased Assets or the Business.

          "Permits" means all governmental permits, licenses, registrations, orders and approvals relating to the Business, all of which are listed in
Schedule 2.1(l).

          "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, or any other entity of whatever nature.

          "Plan" means any welfare plan as defined by Section 3(1) of ERISA, any pension plan as defined by Section 3(2) of ERISA, any other retirement, severance, continuation pay, termination pay, bonus, stock bonus, deferred compensation, insurance, vacation, personal leave, tuition reimbursement, dependent care assistance, cafeteria plan or other plan, policy or arrangement providing employee benefits (whether or not described in ERISA) maintained by or sponsored by Seller or an ERISA Affiliate of Seller to which Seller or any ERISA Affiliate contributes or is obligated to contribute.

          "Post-Closing Inventory Adjustment" means the computation of the amount of the Rebate Credit and Cash Payment, if any, for the twelve-month period following the Closing Date, as described and set forth in Section 14.1.

          "Post-Closing Inventory Statement" means the report to be delivered by Buyer to Seller pursuant to Section 14.1, setting forth the Total Sales during the twelve-month period following the Closing Date.

          "Prepaid Expenses" means all expenses incurred by Seller prior to the Closing Date relating to the Business which are properly classified as prepaid expenses in accordance with GAAP and are reflected as such in the preliminary and final lists of Total Operating Assets and not excluded under Section 2.2.

          "Product Liability" means liabilities and obligations for property damage, death or personal injury (whether suffered or discovered prior to or after the Closing Date) arising from, caused by or attributable to products manufactured, repaired, overhauled, sold or distributed, or services performed or rendered by Seller or Seller's agents, prior to the Closing Date.

          "Purchase Price" means the consideration payable for the Purchased Assets under Section 2.3 of the Agreement.

          "Purchased Assets" means all of the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, recorded or unrecorded, used in the Business and not excluded from the proposed transaction pursuant to Section 2.2 of the Agreement.

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          "Real Property" means all parcels of land, together with all rights, interests and appurtenances therein or thereto, and the buildings, structures, installations, fixtures and other improvements thereon, owned by Seller and used in the Business, as described in Schedule 2.1(e).

          "Rebate" shall have the meaning set forth in Section 14.2.

          "Rebate Credit" shall have the meaning set forth in Section 14.2.

          "Repairs" shall have the meaning set forth in Section 9.1

          "Software" means all software owned, developed, licensed or used, by Seller, including (i) all modifications, enhancements, fixes, updates, upgrades, bypasses and workarounds, (ii) the source code and object code for any of the foregoing and (iii) all operating systems, bridgeware, firmware, middleware and utilities.

          "Specified Inventory" means the items of Inventory selected by Buyer and identified on Schedule 14.1(a)-1 which are the subject of the Post-Closing Inventory Adjustment described in Section 14.1.

          "Subsidiary" means a corporation in which Seller or any Subsidiary of Seller owns a majority of the common stock or has the power to elect a majority of the directors.

          "Survey" shall mean the survey of the Real Property prepared by a licensed or registered professional surveyor in the State of Arkansas satisfactory to Buyer.

          "Tangible Purchased Assets" means all tangible properties and assets, whether real or personal and whether owned or leased, included in the Purchased Assets.

          "Taxes" mean all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), estimated taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, duties, ad valorem taxes, value added taxes, excise taxes, capital stock or franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, recordation fees, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges and other obligations of the same or of a similar nature to any of the foregoing (including any interest or penalties relating to any of the foregoing), which a corporation or other entity may be required to pay, withhold or collect, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government;

          "Technical Information" means all of the following which are in writing: customer, dealer and supplier lists; serial number records; engineering, manufacturing, design, installation and other technical drawings, specifications and calculations; manufacturing and production processes, schemes and techniques; research and development information; operating, maintenance and repair manuals and instruction books; cost and estimating information, cost records, vendor data and other business records (including, without limitation, sales histories); sales inquiries; consultant's reports; bills of material, test data and selected test material samples; advertising and promotional literature, including reproducible masters and all other commercial, sales, marketing and technical data (including, but not limited to, data stored electronically or on other format, together with rights under any third party licenses necessary to use such data).

          "Threshold Amount" means $250,000.

          "Title Commitment" shall have the meaning set forth in Section 6A.1.

          "Title Policy" shall have the meaning set forth in Section 6A.1.

          "Total Operating Assets" (or "TOA") means the value of the Purchased Assets, as reflected on either the June 30 or the Final Balance Sheet.

          "Total Sales" means sales of Specified Inventory during twelve-month period following the Closing Date.

          "Warranty Claim" means a claim for the repair or replacement of products manufactured, repaired or overhauled by the Business under unexpired warranties or for credits or price adjustments for such products as a result of their failure to perform in accordance with the warranties made in connection with their sale. The term "Warranty Claim" shall not include any work required to be performed by Seller, as described in a self-disclosure made on June 18, 2002 to the Federal Aviation Administration, with respect to undersized fittings for DC-9 Spoilers supplied by Seller.

          "Warranty Claims Limit" shall have the meaning set forth in Section
8.3.